AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR JULY ___, 2025

BIO ESSENCE CORPORATION

2955 Main Street

Ste. 100

Irvine, CA 92614

888-816-1494

OFFERING SUMMARY

Up to 100,000,000 shares of

Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 47

	Price to Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share	$0.05	$0.0089	$0.0411	0
Total Maximum	$5,000,000	$890,000	$4,110,000	0

The Company has not engaged any underwriter, to act as the broker-dealer of record in connection with this Offering. See “Plan of Distribution and Selling Securityholders” for details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

The company expects that, not including state filing fees, the amount of expenses of the offering that we will pay will be approximately $890,000 based on the maximum number of shares sold in this offering.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. The Offering is being conducted on a best-efforts basis and there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The holders of Bio Essence Corporation preferred stock (the “Preferred Stock”) are entitled to an aggregate vote of the following:

Series A – Cumulative Control Voting of 75%

Holders of the Preferred Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board.

The Company has granted Piggyback Registration Rights for current holders of common stock and the underlying conversion rights of the currently outstanding Convertible Notes.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4. THERE IS NO ASSURANCE THAT THE NECESSARY FUNDS WILL BE RAISED OR THAT THE ISSUER WILL BE ABLE TO BE SUCCESSFUL IN THEIR BUSINESS OPERATIONS AS DESCRIBED HEREIN.

Sales of these securities will commence approximately 10 days after the approval of this Offering.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “Bio Essence Corporation”, “Bio Essence”, “BIOE”, “we,” “us, “our” or “the company” refers to BIO ESSENCE CORPORATION, a California corporation.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

Bio Essence Corp is an early-stage herbal health, diet, and nutrition company. The Company’s mission is to provide herbal health, diet and vitamin nutritional supplements, as explained below.

The Company was incorporated in the State of California on January 1, 2000. On January 27, 2016, the Company entered into a change of control whereby our controlling shareholder, Jian Yang, purchased a controlling interest in the Company. On that same date, Jian Yang entered into a stock purchase agreement with Fusion Diet Systems, Inc. a Utah corporation dba, Fusion Naturals (“Fusion Naturals”). Fusion Naturals was originally incorporated in Utah on April 20, 2010. On January 9, 2017, the Company created a new corporation in the State of California called Bio Essence Pharmaceutical, Inc. to serve as a health supplements manufacturer (“BEP”). Then, on January 12, 2017, the Company created its third subsidiary, Bio Essence Herbal Essentials Inc. (“BEH”). The Company serves as a holding corporation for these subsidiaries. On November 13, 2021, the Company dissolved Fusion Naturals and formed a new wholly owned subsidiary, McBE Pharma, Inc. (“McBE”).

The primary focus of BEP was producing products for BEH and McBE, along with providing original equipment manufacturing and private label services to other companies. BEH targeted and developed traditional Chinese medicines (“TCM”) in the form of single herbs, granules, pills, and tablets. It also offered special formulated dietary supplements and medical food. On December 12, 2023, the Company entered into an agreement with Newway Inc to sell the 100% equity ownership of BEP for $300,000, which subsequently closed. On March 28, 2024, the Company entered into an agreement with Health Up Inc., to sell the 100% equity ownership of BEH for $400,000. On April 15, 2024, the Company dissolved McBE. The Company continues to operate in the ordinary course of business, despite the sale and dissolution of its subsidiaries. The Company’s operations are now managed through the Company itself, rather than wholly owned entities, for selling the healthy supplement products, and providing OEM services. However, the Company currently outsources manufacture / OEM service after disposal of BEP in December 2023.

The Company is headquartered at 2955 Main Street, Suite 100, Irvine, CA 92618 and the Company’s website is http://www.bioessencecorp.com. Our telephone number is. 888-816-1494

The Offering

Securities offered	Common Stock

Common Stock outstanding before the Offering	38,009,000 shares of Common Stock.

Share Price	$0.05 per share
Maximum Common Shares Offered	100,000,000

Minimum Investment	$10,000

Use of Proceeds

Proceeds from this Offering will be used to fund the company’s product development, inventory and marketing. See “Use of Proceeds to Issuer” section of this Offering Circular.

Summary Risk Factors

Bio Essence Corp. The company is not close to profitability as product volume/sales are not as a level to support the required production and overhead costs. Investing in the company involves a high degree of risk (see “Risk Factors”). As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

●	The herbal, vitamin, and nutraceuticals industry is an intensely competitive market.

●	The company has minimal operating capital and little revenue from operations.

●	We may not be able to compete successfully against current and future competitors.

•	We hold no patents on our products, and our business employs proprietary technology (know-how) and information may be difficult to protect and/or infringe on the intellectual property rights of third parties.

•	Regulations and oversight by the FDA or other governmental entities may adversely affect our business.

•	Negative media coverage on our industry may adversely affect our business and the value of our common stock.

•	We were acquired in a stock purchase transaction via a change of control by the current majority shareholder in the Company.

•	We have experienced losses, and we may not achieve or sustain profitability in the future

•	We have a need to raise additional capital.

•	There is substantial doubt as to the Company’s ability to continue as a going concern.

•	We depend heavily on our management, without whose services, our business operations could cease.

•	Ms. Yan is Involved in other businesses that may occupy her time.

•	Bio Essence might experience the risk of managing growth.

•	The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

•	Regulations, including those contained in and issued under the SOX Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), increase the cost of doing business and may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

•	We will be obligated to develop and maintain proper and effective internal controls over financial reporting.

•	There is no minimum offering.

•	New investors will experience immediate dilution upon investing in the Company

•	Bio Essence might experience potential fluctuations in operating results.

•	We have not developed independent corporate governance.

•	Our profitability depends upon achieving success in our future operations through implementing our business plan, increasing sales, and expanding our customer and distribution bases, for which there can be no assurance given.

•	Bio Essence needs to continue to attract and retain professional and qualified personnel, which may require the issuance of stock warrants or options.

•	We will be controlled by existing shareholders after the IPO.

•	Limitations on director and officer liability and our indemnification of our officers and directors may discourage stockholders from bringing suit against a director.

•	Our business relies on international commerce and international crises may negatively affect our performance.

•	Our stock price may be volatile or may decline regardless of our operating performance, and the price of our common stock may fluctuate significantly.

•	Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

•	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

•	Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

•	Our management and other affiliates have significant control of our common stock and could control our actions in a manner that conflicts with the interests of other stockholders.

•	We do not expect to pay any cash dividends for the foreseeable future.

•	Our Shares will likely be considered “penny stocks”

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favourable outcomes to the plaintiff(s) in any such action.

•	There is little to no current market for Bio Essences’ shares.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks relating to our business

The herbal, vitamin, and nutraceuticals industry is an intensely competitive market.

While there is evidence of strong consumer appeal, we cannot assure you that consumers will continue to embrace using herbs, vitamins, or nutraceuticals. Many factors must be considered when investing in this industry due to regulations set by both U.S. and international committees that oversee the industry. We face significant competition from others in this industry. The herbal, vitamins and nutraceuticals industry is highly fragmented with smaller companies offering products to large multi-national corporations, which have large, integrated manufacturing lines. These large corporations can produce a more robust supply of herbs, vitamins, and nutraceuticals products. There are other companies that may not compete directly with our operations but supply us or provide source product for our end product. These companies may in turn help our competitors by providing the same source product for their products.

There are thousands of herbal, vitamin and nutraceuticals companies both privately held and publicly traded today. Many have greater financial resources than our company and to the extent we compete directly with any given company with said greater financial resources, we may be at a disadvantage. Other risks within our industry are outlined within Registration Statement and are related to regulations set forth by industry committees and to the extent the Food and Drug Administration (“FDA”) is involved, they could have an effect on what source products we use and cannot use. No assurances can be made that any ruling from the FDA or other organization will not ban the use of any source product which may hurt our sales.

The company has minimal operating capital, no significant assets and no revenue from operations.

The company currently has minimal operating capital and for the foreseeable future will be dependent upon its ability to finance its planned operations from the sale of securities or other financing alternatives. There can be no assurance that it will be able to successfully raise operating capital in this or other offerings of securities, or to raise enough funds to fully construct operational entertainment centers. The failure to successfully raise operating capital could result in its inability to execute its business plan and potentially lead to bankruptcy, which would have a material adverse effect on the company and its investors.

We may not be able to compete successfully against current and future competitors.

While many companies compete directly against us for market share, others complement us by providing resource product to produce our end product. Many of our competitors have financial resources that extend far beyond ours, which may adversely affect our ability to compete. We cannot make any assurances to you that we will be successful in our business endeavors if we (a) are unable to compete with a competitor, (b) lose our ability to source product from a competitor or partner, (c) are unable to raise sufficient funds to compete against others, (d) lose our employees to a competitor, or (e) lose advantages over our product offerings against a superior competitor due to price, branding, marketing, and/or distribution power.

We hold no patents on our products, and our business employs proprietary technology (know-how) and information may be difficult to protect and/or infringe on the intellectual property rights of third parties.

The Company currently relies on trade secrets, proprietary know-how, and technology methods that we seek to protect, in part, by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. We currently do not hold patents from the United States Patent and Trademark Office (“USPTO”) or hold any FDA approvals. Management believes that part of applying for a patent allows competitors to copy our products and would force the company to file lawsuit against the offending parties upon infringement. As a small company, management believes that it is more effective to mitigate this risk by relying on our trade secrets than to file a patent and allow others to review our processes. Therefore, our success depends, in part, on our ability to keep competitors from reverse engineering our products, methods, know-how and maintain trade secrecy and operate without infringing on the proprietary rights of third parties. Additionally, as a herbal, nutraceuticals company, we are not bound by any law or rules to obtain FDA approval for any of our products at this time.

We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that any of our trade secrets and applications will be protected, that we will develop additional proprietary technology (know-how) or methods that is defensible against theft or will provide us with competitive advantages or will not be challenged by third parties.

Regulations and oversight by the FDA or other governmental entities may adversely affect our business.

We may be subject to regulations or oversight implemented by the FDA, which may materially affect our ability to conduct business, including, but not limited to, limit the number or types of products we are able to produce. Additionally, regulations may change over time. Added oversight from the FDA or other governmental entities may increase the cost associated with operating as an herb, vitamin, and nutraceuticals company, which would adversely affect our shareholders.

Negative media coverage on our industry may adversely affect our business and the value of our common stock.

While we strive to produce high quality products, there have been reports of fraud, misrepresentation, and counterfeiting relating to herbs and vitamins in our industry. As a result, some regulatory agencies have initiated investigations into these allegations, including investigations into some of our competitors. While we are not the target of any investigation, business may diminish or be adversely affected by the negative publicity affecting our industry as a whole, which would in turn negatively affect the value of our common stock. Future media coverage or administrative investigations may further damage the reputation of our industry, which may harm our reputation and the value of our common stock.

We were acquired in a stock purchase transaction via a change of control by the current majority shareholder in the Company.

Our majority shareholder, Jian Yang acquired the Company in 2016. We are currently making efforts to develop additional products to grow our business after years of stagnation. Our management believes there are strong merits to our business and seek to meet those challenges. However, we have not been profitable and there can be no assurance that we will operate profitably or will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include adequately adapting to a competitive market, managing our operations, and expanding our business in a sustainable way.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected, and we may not have the resources to continue or expand our business operations.

We have experienced losses, and we may not achieve or sustain profitability in the future

We have suffered net losses of $145,888 and $81,740 for the six months ended June 30, 2025 and 2024, respectively. For the three months ended June 30, 2025 and 2024, the Company has a net income of $59,864 and a net loss of $215,678, respectively. For the fiscal years ended December 31, 2024 and 2023, the Company has suffered a net loss of $1,308,796 and $971,879, respectively. These losses are primarily due to expenses incurred by the Company related to its operations and are outlined in detail in our audited financial statements    . We have no ability to predict if we will become profitable. We anticipate that our cost of revenues and operating expenses will increase substantially in the foreseeable future as we continue to grow our business and develop our new products. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Many of our efforts to generate revenues from our business are new, and any failure to increase our revenues or generate revenues from our products could prevent us from attaining or increasing profitability. We do not expect to be profitable in the foreseeable future and we cannot be certain that we will be able to attain profitability on a quarterly or annual basis, or if we do, that we will sustain profitability.

The company may raise more capital and future fundraising rounds could result in dilution.

Bio Essence may need to raise additional funds to finance its operations or fund its business plan. Even if the company manages to raise subsequent financing or borrowing rounds, the terms of those borrowing rounds might be more favourable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operation” for more information.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of common stock will result in dilution of equity ownership to existing shareholders. This means that, if we sell shares of our common stock or issue stock as consideration for a purchase, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding. To raise additional capital, we may have to issue additional shares, which may substantially dilute the interests of existing shareholders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments.

As of the date of this filing, we have earned revenue. However, we cannot guarantee we will be successful in continuing to generate revenue or be successful in raising funds through the sale of shares to pay for the Company’s business plan and expenditures. Failure to generate revenue or to raise funds could cause us to go out of business, which would result in the complete loss of your investment.

There is substantial doubt as to the Company’s ability to continue as a going concern.

Our auditor’s report on our 2024 and 2023 financial statements expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business. The Company has suffered recurring losses and generated negative cash flows from operations. These raise substantial doubt about our ability to continue as a going concern. The accompanying audited financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. The Company incurred net loss of $145,888 and $81,740 for the six months ended June 30, 2025 and 2024, respectively. The Company also had an accumulated deficit of $10,595,158 as of June 30, 2025.The Company incurred a net income of $59,864 and a net loss of $215,678 for the three months ended June 30, 2025 and 2024, respectively. The Company incurred net loss of $1,308,796 and $971,879 for the years ended December 31, 2024 and 2023, respectively. The Company also had an accumulated deficit of $10,449,270 as of December 31, 2024. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company disposed non-profitable subsidiaries BEH and BEP, and is actively seeking other business opportunities including expanding OEM business and looking for potential acquisition targets. Management also intends to raise funds by way of a private or public offering, or by obtaining loans from banks or others. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because substantial doubt exists as to whether the Company can continue as a going concern, it may be more difficult for the company to attract investors. Our future is dependent upon our ability to obtain financing to continue operations and attain profitable operations. We will seek additional funds through private placements of our common stock. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence

We depend heavily on our management, without whose services, our business operations could cease.

At this time our management is wholly responsible for the development and execution of our business plan. Our management is under no contractual obligation to remain employed by us, although they have no present intent to leave. If our management should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation we could afford. Without such management, we could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Ms. Yan is Involved in other businesses that may occupy her time.

The Company’s sole officer, Ms. Yan, is involved in operating other businesses that may occupy some of her time. Specifically, Ms. Yin owns two real estate brokerages in Nevada and California and is a licensed real estate broker in both states. She is also a Chairwoman and CEO of MarWynn Holdings Inc. (Nasdaq MWYN) As a result, Ms. Yin’s professional obligations to those companies could interfere with her work and duties associated with managing and operating the Company. This could have a detrimental effect on the Company’s ability to grow, as well as its operations. Ms. Yin has represented to the Company that she believes she can associate with these other businesses without compromising her duties to the Company.

Bio Essence might experience the risk of managing growth.

We are a small company with a limited number of employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We expect to expand our operations by increasing its sales and marketing efforts, research into other development opportunities such as functional beverages and TCM products and services. The anticipated growth could place a significant strain on our management, and operational and financial resources. Effective management of the anticipated growth shall require expanding Bio Essence management and financial controls, hiring additional appropriate personnel as required, and developing additional expertise by existing management personnel. However, there can be no assurances that these or other measures implemented by Bio Essence shall effectively increase its capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. The failure to effectively manage growth could have a material adverse effect on Bio Essence operations.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements are time-consuming and expensive and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (“Exchange Act”) and requirements of the Sarbanes-Oxley Act of 2002 (“SOX Act”). The cost of complying with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. SOX Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we must commit significant resources, may be required to hire additional staff and need to continue to provide effective management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join the Company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Regulations, including those contained in and issued under the SOX Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), increase the cost of doing business and may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

The current regulatory climate for public companies, even small and emerging growth companies such as ours, may make it difficult or prohibitively expensive to attract and retain qualified officers, directors and members of board committees required to provide for our effective management in compliance with the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.  For example, the enactment of the SOX Act has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC.  Further, recent and proposed regulations under Dodd-Frank heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters.  We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

We will be obligated to develop and maintain proper and effective internal controls over financial reporting.

We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may have one or more material weaknesses, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of SOX Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. We will be required to perform the annual review and evaluation of our internal controls no later than for the fiscal year ending January 31st on any given year. However, we initially expect to qualify as a smaller reporting company and as an emerging growth company, and thus, we would be exempt from the auditors’ attestation requirement until such time as we no longer qualify as a smaller reporting company and an emerging growth company. We would no longer qualify as a smaller reporting company if the market value of our public float exceeded $75 million as of the last day of our second fiscal quarter in any fiscal year following this offering. We would no longer qualify as an emerging growth company at such time as described in the risk factor immediately below.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to evaluate our internal controls needed to comply with Section 404. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

There is no minimum offering.

There is no minimum number of shares of common stock that must be sold by the Company prior to the closing of the IPO. As a result, there can be no assurance that Bio Essence will raise sufficient funds through the IPO to carry out its Business Plan as currently proposed, or that the net proceeds from the initial subscriptions for common stock will be in an amount sufficient to enable Bio Essence to continue operations in any meaningful manner .

New investors will experience immediate dilution upon investing in the Company

As of June 30, 2025, we had a net tangible book value of approximately $(3,115,193)or $(0.08)deficit per share of common stock, based upon 38,009,000 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total assets reduced by the amount of our total intangible assets and our total liabilities and divided by the total number of shares of common stock outstanding.

Shareholders purchasing shares under the IPO and/or Resale will experience an immediate dilution of the value of their investment of at least $0.04 per share. In other words, every share purchased at $1.00 under the IPO or Resale will be immediately diluted by $0.04, meaning the net tangible book value of the shares will be $0.01. This calculation assumes all shares offered under the IPO are purchased. If the Company fails to sell all 100,000,000 shares offered under the IPO, new shareholders will experience larger dilution, and the net tangible book value of the Company’s shares will be less than the $0.01 per share projected.

Investors should use caution in purchasing shares though the IPO or Resale, given that the new investor’s stock will experience immediate, significant dilution.

Bio Essence might experience potential fluctuations in operating results.

Significant annual and quarterly fluctuations in Bio Essence results of operations may be caused by, among other factors, the volume of revenues generated by Bio Essence, the timing of new product or service announcements and releases by Bio Essence and its competitors in the marketplace, and general economic conditions. There can be no assurances that the level of revenues and profits, if any, achieved by Bio Essence in any particular fiscal period shall not be significantly lower than in others, including comparable fiscal periods. Bio Essence expense levels are based, in part, on its expectations as to future revenues.

As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, Bio Essence believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

We have not developed independent corporate governance.

We do not presently have audit, compensation, or nominating committees. This lack of independent controls over our corporate affairs may result in conflicts of interest between our officers, directors and our stockholders. We presently have no policy to resolve such conflicts. As a result, our directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures to form audit and other board committees in a manner consistent with rules of a national securities exchange, there is no assurance that we will not be subject to any conflicts of interest. As a result, potential investors may be reluctant to provide us with funds necessary to expand our operations.

Our profitability depends upon achieving success in our future operations through implementing our business plan, increasing sales, and expanding our customer and distribution bases, for which there can be no assurance given.

Profitability depends upon many factors, including the success of the Company’s marketing program, the Company’s ability to identify and obtain the rights to additional products to add to its existing product line, expansion of its distribution and customer base, maintenance or reduction of expense levels and the success of the Company’s business activities. The Company anticipates that it will continue to incur operating losses in the future. The Company’s ability to achieve profitable operations will also depend on its ability to develop and maintain an adequate marketing and distribution system.

Bio Essence needs to continue to attract and retain professional and qualified personnel, which may require the issuance of stock warrants or options.

Bio Essence’s ability to realize its objectives is dependent on its ability to attract and retain additional, qualified personnel. Competition for such personnel can be intense, and there can be no assurance that Bio Essence’s results will not be adversely affected by difficulty in attracting and/or retaining qualified personnel. To the extent it does enter into employment agreements, there can be no assurance that such agreements shall fully protect Bio Essence from competitive injury if any of these individuals leave the company.

One method of attracting talent is issuing stock warrants or options. This provides the Company with a way to compensate key personnel. If issued, the warrants and options would also have a dilutive effect on the interests of the purchasers of stock, thus triggering the anti-dilution rights of the Founders. Moreover, in the event Bio Essence requires additional equity financing pursuant to the shares offered under this IPO, purchasers of the additional shares may experience further dilution to the extent that such shares may be issued for a value less than the price paid for shares offered hereunder.

We will be controlled by existing shareholders after the IPO.

Upon the completion of the IPO, the directors and officers currently in place will continue to oversee the Company’s operations. Jian Yang, our former director and majority shareholder, will likely continue to maintain control of the Company by virtue of owning a majority of the Company’s issued and outstanding common stock.

As a result, Ms. Yang will likely have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of its board of directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company and changing the company’s dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of Bio Essence even when such a change of control would be in the best interests of the company’s other stockholders.

Notably, all of Ms. Yang’s shares are being registered under the Resale. As such, there is a possibility that Ms. Yang may divest herself of a majority, or all, of her stock in the Company. This would lead to a change in control over the Company. At this time, the Company believes that such a divestiture is unlikely. While the results of the Resale are unpredictable, the Company believes that, at the close of the Resale and IPO, it will likely remain controlled by Ms. Yang or a small number of shareholders.

Limitations on director and officer liability and our indemnification of our officers and directors may discourage stockholders from bringing suit against a director.

Article IX, Section 4 of the Bylaws provide that officers and directors will be indemnified by the Company to the fullest extent of California law. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

Our business relies on international commerce and international crises may negatively affect our performance.

While our business is tied to general economic conditions, it may also be effective by international turmoil, such as tariff war. The Company does not have any ability to predict or plan against such international crises and may be negatively affected as a result of the same. The Company may also be at risk should future pandemics or international crises interrupt the supply chain or adversely affect the Company’s business in other ways.

Risks relating to this Offering and our shares

Our stock price may be volatile or may decline regardless of our operating performance, and the price of our common stock may fluctuate significantly.

Once our shares begin trading, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	competition from related businesses;

●	changes in key personnel;

●	entry into new geographic markets;

●	actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

●	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	announcements relating to litigation;

●	financial guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock;

●	future sales of our common stock by our officers, directors and significant stockholders; and

●	changes in accounting principles affecting our financial reporting.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. The stock markets and trading facilities, including the OTC Bulletin Board, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities in many companies. In the past, stockholders of some companies have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources, and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this Registration Statement is deemed effective,, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this IPO, we will have 38,009,000 shares of common stock outstanding—assuming all shares of the IPO are sold.  Our shares of common stock offered herein will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be subsequently held or acquired by our directors, executive officers and other “affiliates,” as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

If securities or industry analysts do not publish research or publish inaccurate or unfavourable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our common stock could be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceased coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to make a formal assessment of the effectiveness of our internal controls over financial reporting under Section 302. In addition, at such time as we cease to be an “emerging growth company,” as more fully described in these Risk Factors, we will be required to comply with Section 404. At such time, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

Our management and other affiliates have significant control of our common stock and could control our actions in a manner that conflicts with the interests of other stockholders.

After the IPO, we anticipate that our current majority shareholder—Jian Yang—will continue to beneficially own the majority of our common stock, representing the majority of the voting power of our outstanding capital stock. As a result, Ms. Yang will be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in our control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and growth of our business will require substantial cash. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Our Shares will likely be considered “penny stocks”

Our shares likely will be “penny stocks” as that term is generally defined in the Exchange Act and the rules and regulations promulgated thereunder to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Penny stocks are volatile and subject to additional regulation. As such, an investment in the Company is especially risky and should be done only if the investor is comfortable losing part or all of his or her investment.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favourable outcomes to the plaintiff(s) in any such action.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement. Section 27 of the Exchange Act does create exclusive federal jurisdiction over all suits brought to enforce and duty or liability created by the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates a concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the by the Securities Act or the rules and regulations thereunder.

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute, jury trial waiver in connection with claims arising under the state or federal securities laws has not been finally adjudicated by the courts. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the subscription agreement. Investors should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If an investor brings a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, an investor may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by Bio Essence of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

There is little to no current market for Bio Essences’ shares.

There is little to no formal marketplace for the resale of our securities. Shares of the company’s Common Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Preferred Stock, your interest will be diluted immediately to the extent of the difference between the Offering price per share of our Preferred Stock and the pro forma net tangible book value per share of our Preferred Stock after this Offering.

As of June 30, 2025, the net tangible book value of the Company was a deficit of $(3,115,193). Based on the number of shares of Common Stock issued and outstanding as of the date of the offering 38,009,000 shares that equates to a net tangible book value of approximately ($0.08) per share of Common Stock on a pro forma basis. Based on the total number of shares of Common Stock that would be outstanding assuming full subscription 100,000,000 at total net proceeds of $4,210,000, that equates to approximately $0.01 of tangible net book value per share. The full dilution table based on percentage of the subscription in:

DILUTION TABLE
	25%	50%	75%	100%
Public Price	$0.05	$0.05	$0.05	$0.05
Net Tangible Book Valve	(0.08)	(0.08)	(0.08)	(0.08)
Change Net Tangible Book	0.04	0.06	0.08	0.09
Net Tangible After	(0.04)	(0.02)	0.00	0.01
Dilution	0.09	0.07	0.05	0.04

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current stockholders will have immediately increased by approximately $0.09 without   any additional investment on their behalf and the net tangible book value per share for new investors will be immediately diluted by $0.04 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the company has issued and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

Bio Essence is offering a maximum of 100,000,000 shares of Common Stock on a “best efforts” basis.

The cash price per share of Common Stock is Five Cents (USD $0.05).

The company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by Bio Essence in its sole discretion.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Selling Shareholders

No founders will be selling securities into the offering; all net proceeds in this offering will go to Bio Essence.

Piggyback Rights

Existing holders of common stock, convertible preferred shares and convertible notes will be eligible to obtain Piggyback Rights with respect to their ability to remove restrictive legends from their shares and obtain free trading stock.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the company will accept tenders of funds to purchase the shares. Prospective investors who submitted non-binding indications of interest during the “test the waters” period will receive an automated message from us indicating that the Offering is open for investment. (NOTE: AT THIS TIME NO “TEST THE WATER” PRESENTATIONS HAVE BEEN MADE, NO PROSPECTIVE INVESTIONS HAVE SUBMITTED INDICATIONS OF INTEREST AND NO PRESENTATION MATERIALS ARE AVAILABLE). We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the company accepts funds transferred from the Escrow Agent is defined as a “Closing.”

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

If a subscription is rejected, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber. Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The company intends to engage a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to the transfer agent for the above services to be $35,000 annually.

USE OF PROCEEDS TO ISSUER

The following discussion addresses the use of proceeds from this Offering. The company currently estimates that, at a per share price of Five Cents (USD $0.05), the net proceeds from the sale of the 100,000,000 shares of Common Stock will likely be $4,110,000 after deducting the estimated offering expenses of approximately $890,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios:

	25%	50%	75%		100%
Gross Proceeds	$1,250,000	$2,500,000		$3,750,000	$5,000,000
Estimated Offering Expenses[1]	$100,000	$200,000		$300,000	$890,000
Net Proceeds[2]	$1,150,000	$2,300,000		$3,450,000	$4,110,000

Overhead - 12 months (5%)	$237,500	$475,000		$712,500	$950,000

Product Development and Inventory	$572,500	$1,225,000		$1,937,500	$2,000,000
Marketing (10%)	$90,000	$200,000		$400,000	$400,000
Employees (10%)	$250,000	$400,000		$400,000	$400,000
Acquisition of Products and Partners[3]	$0	$0	$		$360,000

1	Offering Expenses Estimated
2	Short Term Financing Needs will be adjusted in accordance with Net Proceeds.
3	At the current time no potential products or partners have been identified.

THE COMPANY’S BUSINESS

BIOESSENCE MISSION STATEMENT

Bio Essence is committed to consistently providing our customers with the highest quality of products to support their wellness and vitality at a fair profit to reward our shareholders.

OVERVIEW

Bio Essence believes that quality of life is key, our focus is on preventative measures, rather than treatments. As such, we have pioneered the convergence of modern science with traditional medicines that have been in use for centuries. Since its establishment in 2000, Bio Essence has extended its reach to the Asian market in Taiwan, Hong Kong, and China, as well as into the United Kingdom and various regions internationally.

Vision

We envision a world in which a clean, healthy, lifestyle, supported by holistic products and practices, is the foundation of preventative medicine.

Values

Our core values consist of the “Five T’s”:

-	Transcendence

-	Transformation

-	Transparency

-	Teamwork

-	Thoroughness.

Corporate History

Bio Essence

Bio Essence Corporation (“the Company” or “Bio Essence”) was incorporated in 2000 in the state of California. Fusion Diet Systems (“FDS”) was incorporated in 2010 in the state of Utah. Bio Essence and FDS have been under common control since 2016. Bio Essence and FDS are mainly engaged in manufacturing and distributing health supplement products. On March 1, 2017, the 100% shareholder of FDS transferred all of her ownership in FDS to Bio Essence. On December 7, 2021, the Company dissolved FDS.

In January 2017, Bio Essence incorporated two subsidiaries in the state of California: Bio Essence Pharmaceutical Inc. (“BEP”) and Bio Essence Herbal Essentials, Inc. (“BEH”), Bio Essence transferred its manufacturing operation to BEP and transferred its distributing operation to BEH. On December 12, 2023, the Company entered into an agreement with Newways Inc. to sell the 100% equity ownership of BEP for $300,000. On March 28, 2024, the Company entered into an agreement with Health Up Inc. to sell the 100% equity ownership of BEH for $400,000.

Bio Essence incorporated a wholly owned subsidiary McBE Pharma Inc. (“McBE”) in the state of California, McBE will be engaged in developing, manufacturing and sales of prescription medicine. McBE has not engaged in any operations since its inception. On April 15, 2024, the Company dissolved McBE.

OPERATIONS

Management

A highly skilled “leadership” team will be assembled to provide the day-to-day management and direction of the resort (resort consisting of the hotels, indoor water park and indoor theme park). Individuals chosen for this team must have the necessary skill set and demonstrate the ability to be an effective leader.

The management team will utilize a hands-on approach and will spend the majority of their time directly communicating and interacting with guests and staff alike. The executive level managers will inspire line level managers to be true leaders by acting as: manager, psychologist and cheerleader all at the same time.

Customer Interactions

Our company engages with customers through three distinct yet complementary channels, each representing a core component of our revenue model: (1) direct-to-consumer interactions via our online platform, (2) collaborations with licensed medical professionals who support the delivery and oversight of certain products and services, and (3) strategic white-label partnerships with third-party businesses that resell our offerings under their own brand identities. These channels allow us to serve a diverse customer base while maintaining flexibility, scalability, and regulatory compliance across multiple market segments.

1.	Direct Online – We operate a consumer-facing digital platform where customers can access our products and services directly via the internet. This includes browsing offerings, placing orders, and receiving customer support. Our online infrastructure is designed to provide a seamless and user-friendly experience, with automated systems for order processing, notifications, and fulfillment tracking.

2.	Medical Professionals – We work with licensed medical doctors who serve as an integral part of our product distribution and customer experience. These professionals may facilitate consultations, product recommendations, or prescriptions where applicable. Their involvement ensures an added layer of trust, compliance, and personalized care in select product categories.

3.	White-Label Clients – A significant portion of our business involves providing white-labeled products to third-party companies, who market and sell these offerings under their own brands. Our interactions with these clients are primarily B2B, focused on integration, customization, fulfillment, and ongoing support. We provide access to tools such as APIs, client portals, and dedicated account management to ensure efficient operations and responsiveness.

Across all channels, our goal is to maintain high-quality, compliant, and reliable customer engagement, while supporting scalability and strong relationships at both the consumer and enterprise levels.

Human Resources

At this time, the Company does not have a dedicated human resources department or employee solely responsible for HR functions. All human resource-related matters, including recruitment, onboarding, compliance, and personnel management, are currently overseen directly by the President. As the Company grows, we intend to assess the need for expanding our internal HR capabilities to support future hiring, organizational development, and regulatory compliance.

Employees

As of the date of this filing, the Company employs four full-time employees. In order to maintain operational efficiency and focus internal resources on core business functions, the Company strategically outsources several administrative and support roles, including accounting, compliance, and certain customer service functions, to experienced third-party providers. This lean approach allows us to control overhead costs while leveraging specialized expertise and maintaining agility as we grow.

As part of our strategic growth plan, the Company intends to allocate up to 10% of the proceeds from this offering toward expanding and supporting our internal team. These funds may be used to hire additional personnel, provide training and development, improve employee benefits, and enhance operational capacity in key areas such as operations, marketing, and customer support. Investing in human capital will allow us to strengthen our infrastructure, improve service quality, and support the long-term scalability of the business.

Continuous Improvement - Employer/Employee Based

The Company is committed to fostering a culture of continuous improvement, both for the organization as a whole and for the development of its employees. We recognize that our most valuable asset is our team, and as such, we prioritize creating an environment that supports ongoing learning, personal growth, and professional development.

While our current team is small, we place strong emphasis on employee empowerment and engagement. The President is actively involved in ensuring that employees have the tools, resources, and support needed to excel in their roles. We encourage open communication, feedback, and the sharing of innovative ideas to drive operational efficiencies and improve the overall employee experience.

To support continuous growth, we are committed to providing opportunities for skill enhancement and career progression. This includes access to relevant training, professional development programs, and performance-based incentives. As the Company expands, we will continue to refine our approach to employee development, incorporating best practices and ensuring that all team members feel valued and motivated to contribute to our shared success.

MARKET OPPORTUNITY

Domestic and International growth of the nutraceuticals industry appear to be in a healthy position overall and future forecasts given by market research organizations such as the New Hope Network, an organization that offers news and insights into the natural products industry. While Eastern consumers are aware of benefits of consuming herbs and vitamins, consumers around the western world are looking for natural alternatives to traditional approaches to western medicine. According to Global Industry Analysts, Inc., herbal supplements and remedies cause little to no side effects and provide greater efficacy also illustrates how the market continues to experience robust growth. Factors that fueled growth in the marketplace includes herbs in preventive health and alternative medicine regimens, supplier innovations, and Current Good Manufacturing Practices (CGMP) for dietary supplements by the FDA.

According to the National Health Interview Survey by the Center of Disease Control and Prevention’s National Center for Health Statistics, one in five U.S. adults regularly take herbal supplements. North America is the largest region for herbal supplements and remedies, according to Global Industry Analysts, Inc., accounting for the largest market share. Multi- herbs also dominate the market, capturing a significant share of overall herbal supplements and remedies world-wide.

Other new trends that are entering into this market are the rising demand for natural health and food supplements. Fish oils, herbal supplements and other natural offerings such as probiotic acidophilus and detoxes are emerging as alternatives to conventional synthetic supplements. Food supplements such as Omega 3s, herbal extracts, multi-vitamins, probiotics, chondroitin, and glucosamine experienced healthy growth rates over the past few years. There is also increased demand for herbal and botanical products in multi-formula and combo packed format, as well as chewable capsules and tablets.

The U.S., China, India and Japan Vitamin and Dietary Supplement Market

Euromonitor International expects that the U.S. vitamin and dietary supplement market—a segment of the nutraceuticals market—will grow to $28.7 billion by 2021. With more consumers focused on a diet full of natural, whole foods, as well as functional, value-added products like nutritional beverages and dietary supplements, the market is well positioned to continue its growth. Transparency Market Research estimates that the global nutraceuticals market will reach $278.95 billion by 2020. The estimates are due in part to the growing conscious of consumers towards functional foods and beverage, dietary supplements and personal care.

Social and demographic factors play a huge role in China as the working age population of 18-59 years old in China is projected to decline from 925 million today to 700 million in 2050. By that time, nearly 500 million people will be over the age of 60, compared with 200 million today. China has a strong history in herbal and botanical products along with Hong Kong and Taiwan.

The market in India is largely controlled by pharmaceutical drug manufacturers, while 30% is controlled by Ayurveda medicine manufacturers. The Indian market is rapidly growing due to supplements and nutraceuticals being viewed as lifestyle products. Popular supplement categories in India are joint care, hair loss, memory, and childcare products.

Challenges

Domestic and International growth of the nutraceuticals industry appear to be in a healthy position overall and future forecasts given by well-known market research analytic firms have placed strong figures for its continued progress. The industry currently enjoys favorable demographics as many Americans and citizens around the world are focused on wellness, which includes a diet full of natural, whole foods, as well as functional, value-added products like nutritional beverages and dietary supplements. Clean labels with simple ingredients and clear messaging also add to this broad appeal.

With the growth of the nutraceuticals industry, provisions from the Food Safety Modernization Act (FSMA) brings new regulations that nutraceutical companies will face various manufacturing challenges. With these additional regulatory challenges, companies are adjusting their production to meet growing consumer demand for clean label products, responsibly sourced ingredients, sustainable packaging and pressure to extend shelf life for their supply chain. To reduce further risk under FSMA, nutraceutical companies are utilizing good manufacturing practices (GMP) and designating hygienic zoning programs to differentiate between unprocessed and processed food locations.

At present, there are thousands of herbal, vitamin and nutraceuticals companies both privately-held and publicly-traded today. While many compete directly against each other for market share, others complement each other by providing resource product to produce the end product. Many have financial resources beyond our ability to compete. We cannot make any assurances to you that we will be successful in our business endeavors if we (a) are unable to compete with a competitor, (b) we lose our ability to source product from a competitor or partner, (c) we are unable to raise sufficient funds to compete against others (d) we lose our employees to a competitor, or (e) we lose advantages over our product offerings against a superior competitor due to price, branding, marketing, and/or distribution power.

Opportunities

The global dietary supplements market is expected to reach $278 billion USD by 2024, at a Compound Annual Growth Rate of 9.6% from 2016 to 2024 (Grand View Research, Inc.). At 31.4 % market share, the United States supplement market represents the largest single country of the global supplement industry (NBJ Global Supplement Business Report). However, at $43.5 billion, Asia’s total supplement sales surpassed U.S. sales for the first time in 2018. China has been a notable area of opportunity in the industry, gaining the most market share of any global market by adding $10 billion in annual sales over the past ten years.

Compared with the consumer market ten years ago, consumer demand for individualized nutritional products has increased. In the past, brands recommended products to consumers; but with the popularity of information technology, the richness of shopping channels, and the broadening of consumer horizons, consumers are increasingly aware of what they want and they are looking to the industry to provide it.

There are currently three major trends in the consumer demand for supplement products:

-	Consumers expect nutrition management to play a greater role in health care: Nearly 80% of global consumers say they will prevent diseases by choosing the right foods or address common health problems such as obesity, diabetes, high blood pressure, and high blood lipids with diet (Nielsen). Hospitals are gradually coming to recognize that proper nutrition is an integral part of comprehensive patient treatment. Dietary therapy is as important as drugs, surgery, physiotherapy, and other specialized therapies.

-	Consumers are exercising control over their own health: Contemporary consumers are exhibiting stronger self-control all around. They are also actively seeking out more health-related information and are increasingly capable of understanding it.

-	The demand for individualized nutrition programs is on the rise: Individualized nutrition management is based on individual factors such as age, gender, physical state, medical history, living habits, and environmental conditions. Generalized diet management programs are often unsatisfactory, as different people have different nutritional needs. Following the trend of consumption upgrade, some consumers are willing to pay more for personalized health products or services that are more targeted towards and more effective in meeting their individual needs.

Issues

As the pressures of life increase and its pace accelerates, people know the importance of taking nutritional supplements. But there are so many health care products available that not everyone knows how to choose the optimal product for their own unique needs.

Although some companies offer a personalized nutrition program, they typically develop their personalized diet programs, consultations, or dietary packages based only on information obtained through questionnaires that focus on dietary habits and physical activity. Others use biometric data monitors to generate their personalized nutrition plans by combining a few existing products. Although these models are taking individual data into account to provide personalized nutrition programs, dietary recommendations, or dietary products, these products are only a slight improvement over the “one size fits all” model.

Bio Essence’ Personalized Nutrition

Bio Essence recognizes a critical gap in the market—consumers increasingly seek personalized, holistic nutritional care, yet many existing solutions fail to address their diverse needs in a comprehensive manner. By understanding the challenges people face in maintaining their health and wellness, Bio Essence has developed a unique approach that goes beyond traditional offerings. We provide a tailored, all-encompassing solution that integrates personalized nutrition, expert guidance, and high-quality products, designed to support the unique health goals of each individual. Our commitment is to fill this void in the market by offering a truly personalized experience, enabling our customers to take control of their well-being with the assurance that their nutritional needs are being met in a way that’s both effective and sustainable.

Scientific Testing

Nutritional genomics will focus on the interaction of dietary nutrition and genes at the molecular level and assess that impact on human health. This work will allow us to establish nutritional interventions based on individual genomic structural features. These advances will provide a means with which to propose a more personalized nutrition policy, so that the results of nutrition research can be more effectively applied to the prevention of disease and achieve the purpose of promoting human health.

Expert Knowledge

NCP (nutrition care process) is a specialized field that relies on nutrition-related knowledge and professional medical diagnostic methods. According to the definition of the American Dietetic Association, nutrition care is divided into four steps: nutrition assessment, nutrition diagnosis, nutrition intervention, and nutrition monitoring and evaluation.

Internet Platform

By leveraging digital technologies such as the Internet, big data, and artificial intelligence, experts provide consumers with more suitable medical nutrition treatment solutions through remote nutrition consultation services and interpretation of data.

Our Process

Our process for delivering personalized nutrition services is straightforward, yet meticulously tailored to each individual. The journey begins when a customer registers on our user-friendly online platform. Upon registration, they are asked to provide a DNA sample and complete a comprehensive lifestyle survey, which helps us better understand their unique health profile, preferences, and goals. This dual approach—combining genetic insights with lifestyle data—forms the foundation of our personalized service.

Once we receive this information, our team of experts meticulously analyzes the data to create a customized supplement that is perfectly aligned with the customer’s specific nutritional needs. This personalized formulation is then produced by our trusted, FDA-registered manufacturing partner, ensuring the highest standards of quality, safety, and efficacy.

Finally, the custom supplement is packaged and shipped directly to the customer’s door, offering a seamless and convenient experience. This end-to-end process ensures that each customer receives a product that is as unique as their DNA, giving them the confidence that their nutritional needs are being met in the most effective and personalized way possible.

Our Strengths

Internet Platform

Our online platform tailors the optimal health care plan for each person’s own situation through the management and interpretation of big data. In order to effectively manage health in real time, data can be collected using wearable technology. Customers can then use our online platform to interact with doctors and the manufacturers of health care products. With every visit, they are guaranteed to obtain the most accurate information for their individual health situation.

Experts

Bio Essence is based in the United States and has access to a wealth of U.S. medical resources at all levels to ensure that patients enjoy world-class health care consulting services. The Company currently contracts with three American medical doctors. The Company’s numbers regularly increase and decrease, and as a result the exact number of contracted doctors often fluctuates. The contracted doctors participate in our product design and escort each customer through the experience of personalized nutritional care.

The Bio Essence medical advisory team are from American universities such as Harvard and Massachusetts Institute of Technology (MIT) and have a rich background in both the Chinese and American medical industries. The team combines an “all user-centric” attitude with their professional medical backgrounds to protect the health of patients!

Quality Assurance

Bio Essence spares no effort to promote the healthy growth of the industry. We have strictly implemented the first “full safety” quality management model, having strictly adopted the Good Manufacturing Practice (GMP) standard for U.S. health foods in our planned production, facilities, supply engineering, and storage areas. We have implemented the ISO 9001:2000 international quality system. We also operate in strict accordance with the Hazard Analysis and Critical Control Points (HACCP) food safety management system. Our operations fully meet U.S. national food hygiene and safety standards and comply with the U.S. Food and Drug Administration (FDA) for health food hygiene regulations.

With our formulation, the customer only needs to take one to two capsules a day rather buying a lot of bottles of individual supplements.

Our Services

-	We establish a health record for each customer by requesting questionnaires from each customer to understand which areas they concern the most. Then, we match each customer with a doctor that contracts with the Company. The doctor referral is based on the customer’s current health condition to achieve rapid diagnosis.

-	We use genetic testing to formulate personalized health products that provide the nutrients required by the customer’s unique body

-	Our products are produced by FDA-registered manufacturers and delivered to customers quickly.

-	Our integrated health care services combine online appointments and consultations with offline medical treatment

-	Our platform integrates the appointment and treatment process with real-time feedback from customers

-	We offer regular health courses

-	Our services include long-term management of the customer’s health. The doctor adjusts the formula of the health care product as the customer’s health situation evolves.

-	Our e-commerce platform means customers can purchase health care products through online pharmacies.

The Company intends to allocate up to 10% of the net proceeds from this offering toward marketing initiatives designed to drive customer acquisition, enhance brand awareness, and establish Bio Essence as a recognized leader in the personalized nutrition space.

Our marketing strategy will be multi-faceted and data-driven, leveraging both digital and strategic channels to reach and engage our target audience. Given the highly personalized nature of our products, our messaging will focus on the unique value proposition we offer: a science-backed, holistic nutrition solution tailored to each individual’s DNA and lifestyle.

Key areas of marketing investment will include:

1.	Digital Advertising: We will utilize targeted online advertising across platforms such as Google, Facebook, Instagram, and YouTube to reach health-conscious consumers actively seeking personalized wellness solutions. This will include both paid search and display advertising.

2.	Content Marketing & SEO: Educational content, including blog posts, videos, and expert interviews, will be developed to drive organic traffic and position Bio Essence as a thought leader in personalized health and nutrition.

3.	Social Media Engagement: Our social media strategy will focus on building community, encouraging user-generated content, sharing customer testimonials, and promoting product education to boost credibility and visibility.

4.	Partnerships & Influencer Marketing: We will seek collaborations with medical professionals, wellness influencers, and relevant health platforms to build trust and extend our brand reach.

5.	Email Marketing & Retargeting: We plan to implement segmented email campaigns and retargeting strategies to nurture leads, increase conversions, and support customer retention.

6.	Public Relations & Branding: A portion of funds may also support public relations efforts and brand development, including media outreach, strategic storytelling, and participation in industry events or expos to build long-term credibility.

These marketing initiatives are designed not only to increase short-term customer acquisition but also to build lasting brand equity. As part of our growth strategy, we will continuously analyze campaign performance and optimize our efforts to ensure the most efficient and impactful use of capital. The ultimate goal is to expand our customer base, elevate brand recognition, and secure a leading position in the evolving personalized nutrition market.

TARGET DEMOGRAPHICS

Bio Essence targets a growing segment of health-conscious consumers who are actively seeking personalized, science-backed wellness solutions that go beyond generic, one-size-fits-all products. Our primary demographic includes individuals who value proactive health management, holistic care, and the integration of technology into their wellness routines.

Core customer profiles include:

1.	Adults aged 25–55: This group represents a broad and engaged population that is digitally savvy, open to innovative health products, and financially capable of investing in personalized wellness. These individuals are often navigating busy personal and professional lives and are looking for convenient, effective ways to support their long-term health.

2.	Health & Wellness Enthusiasts: Consumers who already engage with nutritional supplements, fitness programs, wearable health tech, or preventive health services. They are early adopters of personalized products and often share their experiences online, making them valuable from both a purchasing and referral standpoint.

3.	Consumers Managing Chronic or Preventive Health Goals: Individuals with specific health concerns—such as fatigue, digestive health, immune support, or weight management—who are looking for targeted, evidence-based solutions. These users often seek products with medical credibility and may value the involvement of licensed medical professionals.

4.	Professionals & High-Performance Individuals: Career-driven adults, including executives, entrepreneurs, and professionals in high-stress or performance-based industries, who prioritize mental clarity, physical health, and optimized daily functioning.

5.	Telehealth-Engaged Consumers: People who are already engaging with virtual healthcare services, online diagnostics, and direct-to-consumer health brands. This demographic is comfortable using digital tools to access personalized care.

Bio Essence’ direct-to-consumer online platform, combined with white-label partnerships and collaboration with medical professionals, allows us to effectively reach these demographics through tailored marketing and distribution strategies. As we scale, we will continue to refine our understanding of customer segments using data analytics and feedback to deepen engagement and improve personalization.

REVENUE OPPORTUNITIES

Bio Essence is strategically positioned to capitalize on multiple revenue streams within the rapidly expanding personalized health and wellness market. Our business model is designed to support scalability and diversification, creating long-term revenue potential through the following core and emerging channels:

1.	Direct-to-Consumer (DTC) Sales:

Our primary revenue source is generated through direct online sales of personalized nutritional supplements. Customers purchase subscriptions or one-time products through our proprietary digital platform, following a data-driven intake process that includes DNA sampling and lifestyle assessments. This highly personalized model fosters customer loyalty, repeat purchases, and long-term lifetime value.

2.	White-Label Partnerships:

Bio Essence offers white-label solutions to third-party businesses and wellness brands, allowing them to sell customized nutritional products under their own labels. These B2B relationships expand our market reach and create a scalable revenue stream without significant added customer acquisition costs.

3.	Medical Channel Sales:

We partner with licensed medical professionals who integrate our personalized supplements into their practices, either as part of patient care plans or as value-added services. This channel builds clinical credibility, extends access to new patient populations, and provides a trusted referral network for ongoing product adoption.

4.	Subscription Model:

A significant portion of our customer base opts for ongoing subscription plans, which provide recurring monthly revenue. These plans offer convenience to the customer and revenue predictability for the business, enhancing both customer retention and financial stability.

5.	Data-Driven Insights & Health Analytics (Future Opportunity):

As our customer base grows, anonymized aggregate health and lifestyle data may provide valuable insights for research, product development, and potential partnerships with healthcare providers, insurers, or wellness platforms—creating a future monetization path within data and analytics, subject to privacy compliance.

6.	New Product Development:

We anticipate expanding our offerings into adjacent categories such as personalized skincare, targeted nutrition kits, and functional wellness products based on genetic and lifestyle insights. These additions will increase average order value and open cross-sell opportunities within our existing customer base.

7.	Licensing & Strategic Collaborations (Long-Term):

Bio Essence may explore licensing opportunities for its proprietary formulations or platform technologies to other companies operating in adjacent wellness, healthcare, or telehealth sectors. These partnerships could provide upfront fees, milestone payments, or revenue-sharing models.

Together, these revenue opportunities support both immediate monetization and long-term scalability. By diversifying our income sources while staying focused on personalized wellness solutions, Bio Essence is well-positioned to grow sustainably and respond to evolving market demands.

ADVERTISING/COMMUNICATION PLAN

Bio Essence employs a strategic, multi-channel advertising and communication approach designed to build brand awareness, educate consumers, and drive customer acquisition across all three of our customer channels: direct-to-consumer, medical professional referrals, and white-label partnerships.

Our advertising efforts are focused on communicating the unique value of personalized nutrition—anchored in DNA analysis and lifestyle data—as a holistic solution not commonly available through conventional retail or supplement models. We position our brand as trustworthy, science-driven, and user-friendly, helping consumers make informed decisions about their health and wellness.

Key components of our advertising and communication strategy include:

1.	Digital Advertising:

We leverage targeted digital advertising on platforms such as Google, Facebook, Instagram, and YouTube to reach health-conscious consumers. Campaigns are tailored based on demographics, interests, and online behavior to maximize relevance and ROI.

2.	Educational Content & Thought Leadership:

Our communication strategy includes the creation of high-quality, informative content—such as blogs, videos, webinars, and newsletters—that positions Bio Essence as an authority in personalized health. This supports organic traffic growth (SEO), builds customer trust, and drives engagement.

3.	Social Media Marketing:

We actively maintain a presence across major social platforms to share product updates, success stories, expert insights, and user testimonials. Social media also allows for two-way communication with our audience, helping us build community and gather feedback.

4.	Email and Retargeting Campaigns:

Through segmented email marketing and retargeting ads, we maintain ongoing communication with potential and existing customers. These efforts are designed to increase conversions, encourage repeat purchases, and boost customer lifetime value.

5.	Medical and Professional Communication:

For our partnerships with medical professionals, we provide tailored marketing materials, training resources, and product education to support integration into patient care and practice settings. This communication is managed with a high standard of compliance and professionalism.

6.	White-Label Partner Support:

We assist our white-label clients by offering co-branded marketing assets, product information, and digital support to help them promote and sell their customized versions of our products effectively.

7.	Brand Messaging & Public Relations:

Bio Essence maintains consistent, values-based messaging across all channels to ensure clarity, credibility, and emotional resonance. As we grow, we may engage public relations efforts to secure media coverage, influencer partnerships, and speaking opportunities that raise visibility in the wellness, biotech, and consumer health industries.

Through these combined efforts, Bio Essence aims to educate, inspire, and engage target audiences—while reinforcing our position as a trusted innovator in the personalized wellness space

CONFLICTS OF INTEREST

We are not aware of any conflicts of interest between the founders of Bio Essence and the founders. Potential sources of conflicts are discussed below.

General

At the current time management contracts do not have conflicts in the operation of the Company.

Allocation of Our Affiliates’ Time

Bio Essence relies on their executive officers and other professionals who act on behalf of Bio Essence, for the day-to-day operation of our business.

As a result of the executives competing responsibilities, their obligations to other investors and the fact that they will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time to Bio Essence and other entities and other business activities in which they are involved. However, the company believes that the executive officers and investment professionals have sufficient depth to fully discharge their responsibilities to the company and the other entities for which they work. The long-term plan is for the executives to resign from their other operations and dedicate their time to Bio Essence.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business Overview

The Company was incorporated in 2000 in the state of California. Fusion Diet Systems (“FDS”) was incorporated in 2010 in the state of Utah. Bio Essence and FDS have been owned under common control since 2016. Bio Essence and FDS are mainly engaged in manufacturing and distributing health supplement products. In January 2017, Bio Essence incorporated two subsidiaries in the state of California: BEP and BEH, Bio Essence transferred its manufacturing operation into BEP and transferred its distributing operation into BEH. On March 1, 2017, the 100% shareholder of FDS transferred all her ownership in FDS into Bio Essence. On December 7, 2021, the Company dissolved FDS. On November 12, 2021, Bio Essence incorporated a wholly owned subsidiary McBE Pharma Inc. (“McBE”) in the state of California, McBE will be engaged in research and development and manufacture of prescription medicine. As a result of the ownership restructure, BEP, BEH, and MCBE became wholly owned subsidiaries of Bio Essence, and Bio Essence serves as a holding corporation for these subsidiaries. McBE has not engaged in any operations since its inception. On December 12, 2023, the Company entered into an agreement with Newway Inc to sell the 100% equity ownership of BEP for $300,000. On March 28, 2024, the Company entered into an agreement with Health Up Inc to sell the 100% equity ownership of BEH for $400,000. On April 15, 2024, the Company dissolved McBE.

The Company is mainly engaged in selling the health supplements and providing OEM services. However, the Company currently outsources manufacture / OEM service after disposal of BEP in December 2023.

Related Party Transactions

Loans from Officer

As of June 30, 2025 and December 31, 2024, the Company had loans from one major shareholder (also the Company’s senior officer) of $428,146 and $577,546, respectively. As of June 30, 2025 and December 31, 2024, the Company had loan from another major shareholder for $608,631 and $608,631 for settling the litigation. There are no written loan agreements for these loans. These loans are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore, deemed payable on demand.

On December 31, 2024 and 2023, the Company had loans from one major shareholder (also the Company’s senior officer) of $577,546 and $1,180,046, respectively. On December 31, 2024 and 2023, the Company had loan from another major shareholder for $608,631 for settling the litigation. There are no written loan agreements for these loans. These loans are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore, deemed payable on demand.

On May 31, 2023, the Board of Directors of the Company, approved a debt-to-equity conversion. The Company and Ms. Yan (the Company’s Chief Executive Officer also the major shareholder) agreed to a debt conversion whereby Ms. Yan receives 5,000,000 shares of the Company’s common stock in exchange for retirement of the $2,500,000 debt. The Board of Directors of the Company executed the Consent Resolution on June 2, 2023. On June 2, 2023, the closing price of the Company’s common stocks trading on OTC Market was $0.51 per share. The Company incurred a $50,000 loss on this conversion.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements (“CFS”), which were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our CFS, we believe the following accounting policies are the most critical to assist you in fully understanding and evaluating this management discussion and analysis.

Basis of Presentation

The accompanying consolidated financial statements (“CFS”) are prepared in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. The functional currency of Bio Essence is U.S. dollars (“$’’). The accompanying financial statements are presented in U.S. dollars (“$”). The consolidated financial statements include the financial statements of the Company and its subsidiaries, BEH (up to disposal date), and McBE (up to dissolution date). All significant inter-company transactions and balances were eliminated in consolidation.

Going Concern

The Company incurred net losses of $145,888 and $338,665 from the company’s continuing operations for the six months ended June 30, 2025 and 2024, respectively. The Company incurred net income of $59,864 and net loss of $215,678 from the company’s continuing operations for the three months ended June 30, 2025 and 2024, respectively. The Company also had an accumulated deficit of $10,595,158 from the company’s continuing operations as of June 30, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company plans to increase its income by strengthening its sales force, providing attractive sales incentive programs, and increasing marketing and promotion activities. Management also intends to raise additional funds by way of a private or public offering, or by obtaining loans from banks or others. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Credit Losses

On January1, 2023, the Company adopted Accounting Standards Update 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology.

The Company’s account receivables and other receivables in the balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluates the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, credit-worthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for credit losses on the consolidated statements of operations. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amount that is previously reserved for, the Company will reduce the specific allowance for credit losses.

Accounts Receivable, Net

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of June 30, 2025 and December 31, 2024, there was no bad debt allowance.

Revenue Recognition

The Company recognizes revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenue is measured at the amount of consideration we expect to receive in exchange for the sale of our product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Revenues from sales of goods are measured at net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers, and are recognized when the goods are delivered to the customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the following categories: discounts, returns and rebates. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customers.

Revenues from manufacture services are recognized when the manufacture process is completed pursuant to the customers’ requirement and the finished goods were delivered to the customers.

The Company’s return policy allows for the return of damaged or defective products and shipment errors. A notice of damage or wrong items should make within five days from receiving the goods, and actual return of the products must be completed within 30 days from the date of receiving the goods. Delayed notification for damaged or wrong products will not be accepted for return or exchange. Custom formulas and capsules are not returnable. The amount for return of products was immaterial for the six and three months ended June 30, 2025 and 2024.

Results of operations

Comparison of continuing operations for the six months ended June 30, 2025 and 2024

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales. Certain columns may not add due to rounding.

	2025	% of Sales	2024	% of Sales	Dollar Increase (Decrease)	Percent Increase (Decrease)
Sales of goods	$-	-%	$41,695	100.00%	$(41,695)	(100.00)%
Manufacture service revenue	280,096	99.57%	-	-	280,096	100.00%
Shipping and delivery income	1,216	0.43%	-	-	1,216	100.00%
Total revenues	281,312	100.00%	41,695	100.00%	239,617	574,69%
Cost of goods sold	-	-%	12,508	30.00%	(12,508)	(100.00)%
Cost of manufacture service	92,080	32.73%	-	-%	92,080	100.00%
Total cost of revenues	92,080	32.73%	12,508	30.00%	79,572	636.17%
Gross profit	189,232	67.27%	29,187	70.00%	160,045	548.34%
Selling expenses	29,943	10.64%	-	-%	29,943	100.00%
General and administrative expenses	303,158	107.77%	346,029	829.91%	(42,871)	(12.39)%
Operating expenses	333,101	118.41%	346,029	829.91%	(12,928)	(3.74)%
Loss from operations	(143,869)	(51.14)%	(316,842)	(759.90)%	172,973	(54.59)%
Other income (expenses), net	(1,219)	(0.43)%	(21,023)	(50.42)%	(19,804)	(94.20)%
Loss before income taxes	(145,088)	(51.58)%	(377,865)	(810.32)%	192,777	(57.06)%
Income tax expense	800	0.28%	800	1.92%	-	-%
Net loss from continuing operations	(145,888)	(51.86)%	(338,665)	(812.24)%	192,777	(56.92)%
Loss from discontinued operations	-	-%	(120,827)	(289,79)%	120,827	100.00%
Gain from disposal of discontinued operations	-	-%	377,752	905.99%	(377,752)	(100.00)%
Net income	$(145,888)	(51.86)%	$(81,740)	(196.04)%	$(64,148)	78.48%

Revenues

Revenues from the company’s continuing operations for the six months ended June 30, 2025 and 2024 were $281,312 and $41,695, respectively. We had $nil product sales, $280,096 OEM service revenue, and $1,216 shipping and delivery income for the six months ended June 30, 2025. We had $41,695 product sales for the six months ended June 30, 2024. Revenue from the company’s discontinued operations for the six months ended June 30, 2025 and 2024 were $nil and $153,865, respectively.

Costs of revenues

Costs of revenues from the company’s continuing operations for the six months ended June 30, 2025 and 2024 were $92,080 and $12,508, respectively. We had $nil cost of sales for products and $92,080 cost for OEM service revenue for the six months ended June 30, 2025. We had $12,508 cost of sales for products for the six months ended June 30, 2024. Costs of revenues from the company’s discontinued operations for the six months ended June 30, 2025 and 2024 were $nil and $76,592, respectively.

Gross profit

For the factors mentioned above, the gross profits from the company’s continuing operations for the six months ended June 30, 2025 and 2024 were $189,232 and $29,187, respectively. The gross profits from the company’s discontinued operations for the six months ended June 30, 2025 and 2024 was $nil and $77,273, respectively.

Operating expenses

Selling expenses consisted mainly of advertising, show expenses, products marketing, shipping expenses, and promotion expenses. Selling expenses from the company’s continuing operations for the six months ended June 30, 2025 and 2024 were $29,943 and $nil, respectively. Selling expense from the company’s discontinued operations for the six months ended June 30, 2025 and 2024 was $nil and $13,716, respectively.

General and administrative expenses consisted mainly of employee salaries and welfare, business meeting, utilities, accounting, consulting, and legal expenses. General and administrative expenses from the company’s continuing operations were $303,158 for the six months ended June 30, 2025, compared to $346,029 for the six months ended June 30, 2024, a decrease of $42,871 or 12.39%, the decrease was mainly due to decreased office rent and office CAM fee by $113,393, decreased license and permits expense by $1,278, decreased commercial and worker’s compensation insurance expenses by $2,835, which was partly offset by increased salary expense by $64,589 and increased consulting fee by $109,608. General and administrative expenses from the company’s discontinued operations was $nil and $178,936 for the six months ended June 30, 2025 and 2024, respectively.

Other income (expenses), net

Other expenses from the company’s continuing operations was $1,219 and $21,023 for the six months ended June 30, 2025 and 2024, respectively. For the six months ended June 30, 2025, other expenses mainly consisted of interest expense of $1,090 and other expenses of $129. For the six months ended June 30, 2024, other expenses mainly consisted of interest expense of $1,081, loss of $3,012 in disposal of fixed assets, $50,000 loss from security deposit forfeiture from early termination of the lease, offset by other income of $33,086. Other expenses from the company’s discontinued operations were $nil and $5,448 for the six months ended June 30, 2025 and 2024, respectively.

Net loss from continuing operations

We had a net loss of $145,888 from the company’s continuing operations for the six months ended June 30, 2025, compared to $338,665 for the six months ended June 30, 2024, a decrease of $192,777 or 56.92%.

Net loss from discontinued operations

We had a net loss of $nil and $81,740 from the company’s discontinued operations for the six months ended June 30, 2025 and 2024, respectively.

Comparison of continuing operations for the three months ended June 30, 2025 and 2024

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales. Certain columns may not add due to rounding.

	2025	% of Sales	2024	% of Sales	Dollar Increase (Decrease)	Percent Increase (Decrease)
Sales of goods	$-	-%	$41,695	100.00%	$(41,695)	-%
Manufacture service revenue	259,123	100.00%	-	-	259,123	100.00%
Shipping and delivery income	-	-%	-	-	-	-%
Total revenues	259,123	100.00%	41,695	100.00%	217,428	521.47%
Cost of goods sold	-	-%	12,508	30.00%	(12,508)	(100.00)%
Cost of manufacture service	90,479	34.92%	-	-%	90,479	100.00%
Total cost of revenues	90,479	34.92%	12,508	30.00%	77,971	623.37%
Gross profit	168,644	65.08%	29,187	70.00%	139,457	477.81%
Selling expenses	-	-%	-	-%	-	-%
General and administrative expenses	107,421	41.46%	194,200	465.76%	(86,779)	(44.69)%
Operating expenses	107,421	41.46%	194,200	465.76%	(86,779)	(44.69)%
Income (loss) from operations	61,223	23.63%	(165,013)	(395.76)%	226,236	(137.10)%
Other income (expenses), net	(559)	(0.22)%	(49,865)	(119.59)%	49,306	98.88%
Loss before income taxes	60,664	23.41%	(214,878)	(515.36)%	275,542	(128.23)%
Income tax expense	800	0.31%	800	1.92%	-	-%
Net income (loss) from continuing operations	59,864	23.10%	(215,678)	(517.28)%	275,542	(127.76)%
Loss from discontinued operations	-	-%	-	-%	-	-%
Gain from disposal of discontinued operations	-	-%	-	-	-	-%
Net income (loss)	$59,864	23.10%	$(215,678)	(517.28)%	$275,542	(127.76)%

Revenues

Revenues from the company’s continuing operations for the three months ended June 30, 2025 and 2024 were $259,123 and $41,695, respectively. We had $nil product sales, $259,123 OEM service revenue, and $nil shipping and delivery income for the three months ended June 30, 2025. We had $41,695 product sales for the three months ended June 30, 2024. Revenue from the company’s discontinued operations for the three months ended June 30, 2025 and 2024 were $nil and $nil, respectively.

Costs of revenues

Costs of revenues from the company’s continuing operations for the three months ended June 30, 2025 and 2024 were $90,479 and $12,508, respectively. We had $nil cost of sales for products and $90,479 cost for OEM service revenue for the three months ended June 30, 2025. We had $12,508 cost of sales for products for the three months ended June 30, 2024. Costs of revenues from the company’s discontinued operations for the three months ended June 30, 2025 and 2024 were $nil and $nil, respectively.

Gross profit

For the factors mentioned above, the gross profits from the company’s continuing operations for the three months ended June 30, 2025 and 2024 were $168,644 and $29,187, respectively. The gross profits from the company’s discontinued operations for the three months ended June 30, 2025 and 2024 were $nil and $nil, respectively.

Operating expenses

Selling expenses consisted mainly of advertising, show expenses, products marketing, shipping expenses, and promotion expenses. Selling expenses from the company’s continuing operations for the three months ended June 30, 2025 and 2024 were $nil and $nil, respectively. Selling expense from the company’s discontinued operations for the three months ended June 30, 2025 and 2024 were $nil and $nil, respectively.

General and administrative expenses consisted mainly of employee salaries and welfare, business meeting, utilities, accounting, consulting, and legal expenses. General and administrative expenses from the company’s continuing operations were $107,421 for the three months ended June 30, 2025, compared to $194,200 for the three months ended June 30, 2024, a decrease of $86,779 or 44.69%, the decrease was mainly due to decreased office rent by $109,050, decreased accounting fee by $23,940, which was partly offset by increased salary expense by $36,066, increased professional fee by $7,500, and increased legal expense by $1,450. General and administrative expenses from the company’s discontinued operations was $nil and $nil for the three months ended June 30, 2025 and 2024, respectively.

Other income (expenses), net

Other expenses from the company’s continuing operations was $559 and $49,865 for the three months ended March 31, 2025 and 2024, respectively. For the three months ended June 30, 2025, other expenses mainly consisted of interest expense of $547 and other expenses of $12. For the three months ended June 30, 2024, other expenses mainly consisted of interest expense of $539, loss of $49,912from security deposit forfeiture due to early termination of the lease, offset by other income of $586. Other expenses from the company’s discontinued operations were $nil and $nil for the three months ended June 30, 2025 and 2024, respectively.

Net income (loss) from continuing operations

We had a net income of $59,864 from the company’s continuing operations for the three months ended June 30, 2025, compared to net loss of $215,678 for the three months ended June 30, 2024, an increase of $275,542 or 127.76%.

Liquidity and Capital Resources

As of June 30, 2025, from the company’s continuing operations, we had cash and equivalents of $nil, other current assets of $112,477, other current liabilities of $3,071,326, working capital deficit of $2,958,849, a current ratio of 0.04:1. As of December 31, 2024, from the company’s continuing operations, we had cash and equivalents of $1,371, other current assets of $279,321, other current liabilities of $2,802,700, working capital deficit of $2,522,008, a current ratio of 0.10:1.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended June 30, 2025, and 2024, respectively.

	2025	2024
Net cash provided by (used in) operating activities for continuing operations	$141,728	$(19,563)
Net cash used in operating activities for discontinued operations	-	(136,777)
Net cash provided by (used in) operating activities	141,728	(156,340)

Net cash provided by investing activities for continuing operations	-	-
Net cash provided by investing activities for discontinued operations	-	-
Net cash provided by investing activities	-	-

Net cash provided by (used in) financing activities for continuing operations	(143,099)	175,152
Net cash used in financing activities for discontinued operations	-	(9,323)
Net cash provided by (used in) provided by financing activities	$(143,099)	$165,829

Net cash provided by (used in) operating activities for continuing operations

Net cash provided by operating activities for continuing operations was $141,728 for the six months ended June 30, 2025, compared to net cash used in operating activities for continuing operations of $19,563 for the six months ended June 30, 2024. The increase of cash inflow of $161,291 from operating activities of continuing operations for the six months ended June 30, 2025 was principally attributable to increased collection of accounts receivable by $8,043, decreased cash outflow of prepaid expenses and other receivables by $385,089, increased payment from customer deposit by $89,074; which was partly offset by increased payment on prepayment and deposits by $71,649, increased payment on accrued liabilities and other payables by $198,598, and increased payment on accounts payable by $54,212.

Net cash provided by (used in) financing activities for continuing operations

Net cash used in financing activities for continuing operations was $143,099 for the six months ended June 30, 2025, compared to net cash provided by financing activities for continuing operations of $175,152 for the six months ended June 30, 2024. The net cash used in financing activities for the six months ended June 30, 2025 mainly consisted of $568,800 loan repayment to one major shareholder (also the senior officer) and payment of government loan of $665, partly offset by proceeds of $419,400 loan from one major shareholder (also the senior officer) and increased bank overdraft of $6,966. The net cash provided by financing activities for six months ended June 30, 2024 mainly consisted of proceeds of $185,200 loan from one major shareholder (also the senior officer), partly offset by decreased bank overdraft of $9,436, and repayment of government loan of $612.

Our current liabilities exceed current assets at June 30, 2025, and we incurred substantial losses. We may have difficulty meeting upcoming cash requirements. As of June 30, 2025, our principal source of funds was loans from an officer (also is the Company’s major shareholder). As of June 30, 2025, we believe we will need $1.2 million cash to continue our current business for the next 12 months. In addition to our continuous effort to improve our sales and net profits, we have explored and continue to explore other options to provide additional financing to fund future operations as well as other possible courses of action. Such actions may include, but are not limited to, securing lines of credit, sales of debt or equity securities (which may result in dilution to existing shareholders), loans and cash advances from other third parties or banks, and other similar actions. There can be no assurance that we will be able to obtain additional funding (if needed), on acceptable terms or at all, through a sale of our common stock, loans from financial institutions, or other third parties, or any of the actions discussed above. If we cannot sustain profitable operations, and additional capital is unavailable, lack of liquidity could have a material adverse effect on our business viability, financial position, results of operations and cash flows.

Contractual Obligations

Long-Term Debts

Government loans

In May and June 2020, BEH, BEP and FDS received total of $215,600 from the Economic Injury Disaster Loan (“EIDL loan”) from the SBA after deducting $100 Uniform Commercial Code (“UCC”) handling charge and filing fee for each company. This is a low-interest federal disaster loan for working capital to small businesses and non-profit organizations of any size suffering substantial economic injury as a result of the Coronavirus (COVID-19), to help the businesses to meet financial obligations and operating expenses that could have been met had the disaster not occurred. This loan has interest of 3.75% and is not forgivable. The maturity of the loan is 30 years, installment payments including principal and interest of $288 monthly will begin 12 months from the date of the promissory note. On March 4, 2022, The FDS transferred its EIDL loan to BEC due to the dissolution of FDS. The SBA extended the deferment period to allow small businesses and not-for-profits that received EIDL funds do not have to begin payments on the loan until 30 months after the date of the note. Accordingly, the company began to make installment payments in the fourth quarter 2022.

As of June 30, 2025, the future minimum EIDL loan payments from the company’s continuing operations to be paid by year are as follows:

Year Ending	Amount
(unaudited)
June 30, 2026	$1,446
June 30, 2027	1,446
June 30, 2028	1,446
June 30, 2029	1,446
June 30, 2030	1,446
Thereafter	50,892
Total	$58,122

Results of operations

Comparison of continuing operations for the years ended December 31, 2024 and 2023

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales. Certain columns may not be added due to rounding.

	2024	% of Sales	2023	% of Sales	Dollar Increase (Decrease)	Percent Increase (Decrease)
Revenues	$323,940	100.00%	$-	-%	$323,940	100.00%
Cost of revenues	106,863	32.99%	-	-%	106,863	100.00%
Gross profit	217,077	67.01%	-	%	217,077	100.00%
Selling expenses	-	-%	-	-%	-	-%
General and administrative expenses	676,515	208.84%	345,590	-%	330,925	95.76%
Total operating expenses	676,515	208.84%	345,590	-%	330,925	95.76%
Loss from operations	(459,438)	(141.83)%	(345,590)	-%	(113,848)	32.94%
Other expenses, net	(1,105,483)	(341.26)%	(57,414)	-%	(1,048,069)	1825.45%
Loss before income taxes	(1,564,921)	(483.09)%	(403,004)	-%	(1,161,917)	288.31%
Income tax expense	800	0.25%	1,600	-%	(800)	(50.00)%
Net loss from continuing operations	(1,565,721)	(483.34)%	(404,604)	-%	(1,161,117)	286.98%
Loss from discontinued operations	(120,827)	(37.30)%	(634,726)	-%	513,899	(80.96)%
Gain from disposal of discontinued operations	377,752	116.61%	67,451	-%	310,301	460.04%
Net loss	$(1,308,796)	(404.02)%	$(971,879)	-%	$(336,917)	(34.67)%

Revenues

Revenues from the company’s continuing operations for the years ended December 31, 2024 and 2023 were $323,940 and $nil, respectively.  We had $37,415 product sales, $282,752 OEM service revenue, and $3,773 shipping and delivery income for the year ended December 31, 2024. Revenues from the company’s discontinued operations for the years ended December 31, 2024 and 2023 were $153,865 and $1,048,597, respectively.

Costs of revenues

Costs of revenues from the company’s continuing operations for the years ended December 31, 2024 and 2023 were $106,863 and $nil, respectively. We had $20,513 cost of sales for products and$86,350 cost for OEM service revenue for the year ended December 31, 2024. Costs of revenues from the company’s discontinued operations for the years ended December 31, 2024 and 2023 were $76,592 and $632,120, respectively.

Gross profit

For the factors mentioned above, the gross profits from the company’s continuing operations for the years ended December 31, 2024 and 2023 were $217,077 and $nil, respectively. The gross profits from the company’s discontinued operations for the years ended December 31, 2024 and 2023 were $77,273 and $416,477, respectively.

Operating expenses

Selling expenses consisted mainly of advertising, show expenses, products marketing, shipping expenses, and promotion expenses. There were no selling expenses from the company’s continuing operations for the years ended December 31, 2024 and 2023. Selling expense from the company’s discontinued operations was $13,716 for the year ended December 31, 2024, compared to $111,696 for the year ended December 31, 2023.

General and administrative expenses consisted mainly of employee salaries and welfare, business meeting, utilities, accounting, consulting, and legal expenses. General and administrative expenses from the company’s continuing operations were $676,515 for the year ended December 31, 2024, compared to $345,590 for the year ended December 31, 2023, an increase of $330,925 or 95.76%, the increase was mainly due to increased office rent by $272,504, increased consulting fee by $67,620, which was partly offset by decreased accounting fee of $8,690. General and administrative expenses from the company’s discontinued operations was $178,936 for the year ended December 31, 2024, compared to $1,004,784 for the year ended December 31, 2023.

Other expenses, net

Other expenses from the company’s continuing operations were $1,105,483 and $57,414 for the years ended December 31, 2024 and 2023, respectively. For the year ended December 31, 2024, other expenses mainly consisted of interest expense of $2,153, impairment of ROU asset of $1,050,940 due to early termination of the lease, and other expenses of $53,091, which was partly offset by other income of $701. For the year ended December 31, 2023, other expenses mainly consisted of interest expense of $2,197, other expenses of $73,058, which was partly offset by net other income of $17,841. Other expenses from the company’s discontinued operations were $5,448 for the year ended December 31, 2024, compared to other income of $66,877 for the year ended December 31, 2023.

Net loss from continuing operations

We had a net loss of $1,565,721 from the company’s continuing operations for the year ended December 31, 2024, compared to $404,604 for the year ended December 31, 2023, an increase of $1,161,117 or 286.98%.

Net loss from discontinued operations

We had net gain of $256,925 from the company’s discontinued operations for the year ended December 31, 2024 compared to net loss of $567,275 for the year end ended December 31, 2023.

Liquidity and Capital Resources

As of December 31, 2024, from the company’s continuing operations, we had cash and equivalents of $1,371, other current assets of $279,321, other current liabilities of $2,802,700, working capital deficit of $2,522,008, a current ratio of 0.10:1. As of December 31, 2023, from the company’s continuing operations, we had cash and equivalents of $nil, bank overdraft of $9,436, other current assets of $300,000, other current liabilities (excluding bank overdraft) of $2,441,020, working capital deficit of $2,150,456, a current ratio of 0.12:1.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2024, and 2023, respectively.

	2024	2023
Net cash provided by (used in) operating activities for continuing operations	$639,817	$(981,459)
Net cash used in operating activities for discontinued operations	(15,952)	(44,214)
Net cash provided by (used in) operating activities	623,865	(1,025,673)

Net cash used in investing activities for continuing operations	(114)	(3,614)
Net cash used in investing activities for discontinued operations	-	(87,870)
Net cash used in investing activities	(114)	(91, 484)

Net cash provided by (used in) financing activities for continuing operations	(613,171)	1,179,137
Net cash used in financing activities for discontinued operations	(9,323)	(68,128)
Net cash (used in) provided by financing activities	$(622,494)	$1,111,009

Net cash provided by (used in) operating activities for continuing operations

Net cash provided by operating activities for continuing operations was $639,817 for the year ended December 31, 2024, compared to net cash used in operating activities of $981,459 in 2023. The increase of cash inflow of $1,621,276 from operating activities of continuing operations for the year ended December 31, 2024 was principally attributable to $700,000 payment received from sale of BEP and BEH, decreased cash outflow of prepayment and deposits to vendors by $28,187, decreased payment on accounts payable by $15,363, increased payment from customer deposit by $187,115, decreased payment of lease liability by $141,301, decreased payment on accrued labilities and other payables by $213,062, and change of adjustments to reconcile net loss to net cash provided by (used in) operating activities by $879,262; which was partly offset by increased net loss by $336,917 and decreased payment collected on other receivables by $200,969.

Net cash used in investing activities for continuing operations

Net cash used in investing activities for continuing operations was $114 for the year ended December 31, 2024, compared to net cash used in investing activities for continuing operations of $91,484 in 2023. The net cash used in investing activities for the year ended December 31, 2024 mainly consisted of $114 cash loss due to disposal of subsidiaries. The net cash used in investing activities for the year ended December 31, 2023 was mainly for $3,614 leasehold improvements.

Net cash provided by (used in) financing activities for continuing operations

Net cash used in financing activities for continuing operations was $613,171 for the year ended December 31, 2024, compared to net cash provided by financing activities for continuing operations of $1,179,137 in 2023. The net cash used in financing activities for the year ended December 31, 2024 mainly consisted of $602,500 loan repayment to one major shareholder (also the senior officer), decreased bank overdraft of $9,436, and payment of government loan of $1,235. The net cash provided by financing activities for the year ended December 31, 2023 consisted of proceeds of $1,170,891 from loan from one major shareholder (also the senior officer), and increased bank overdraft of $9,436, partly offset by repayment of SBA loan of $1,190.

Our current liabilities exceed current assets at December 31, 2024, and we incurred substantial losses. We may have difficulty meeting upcoming cash requirements. As of December 31, 2024, our principal source of funds was loans from an officer (also is the Company’s major shareholder). As of December 31, 2024, we believe we will need $1.2 million cash to continue our current business for the next 12 months. In addition to our continuous effort to improve our sales and net profits, we have explored and continue to explore other options to provide additional financing to fund future operations as well as other possible courses of action. Such actions may include, but are not limited to, securing lines of credit, sales of debt or equity securities (which may result in dilution to existing shareholders), loans and cash advances from other third parties or banks, and other similar actions. There can be no assurance that we will be able to obtain additional funding (if needed), on acceptable terms or at all, through a sale of our common stock, loans from financial institutions, or other third parties, or any of the actions discussed above. If we cannot sustain profitable operations, and additional capital is unavailable, lack of liquidity could have a material adverse effect on our business viability, financial position, results of operations and cash flows.

Contractual Obligations

Long-Term Debts

Government loans

In May and June 2020, BEH, BEP and FDS received total of $215,600 from the Economic Injury Disaster Loan (“EIDL loan”) from the SBA after deducting $100 Uniform Commercial Code (“UCC”) handling charge and filing fee for each company. This is a low-interest federal disaster loan for working capital to small businesses and non-profit organizations of any size suffering substantial economic injury as a result of the Coronavirus (COVID-19), to help the businesses to meet financial obligations and operating expenses that could have been met had the disaster not occurred. This loan has interest of 3.75% and is not forgivable. The maturity of the loan is 30 years, installment payments including principal and interest of $288 monthly will begin 12 months from the date of the promissory note. On March 4, 2022, The FDS transferred its EIDL loan to BEC due to the dissolution of FDS. The SBA extended the deferment period to allow small businesses and not-for-profits that received EIDL funds do not have to begin payments on the loan until 30 months after the date of the note. Accordingly, the company began to make installment payments in the fourth quarter 2022.

As of December 31, 2024, the future minimum EIDL loan payments from the company’s continuing operations to be paid by year are as follows:

Year Ending	Amount
(unaudited)
December 31, 2025	$1,357
December 31, 2026	1,408
December 31, 2027	1,462
December 31, 2028	1,518
December 31, 2029	1,576
Thereafter	49,160
Total	$56,481

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

SHAREHOLDERS, DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth the directors of the company.

Name	Position	Age	Term of Office (If indefinite give date of appointment)
Yin Yan	Director, Chairman	50	Indefinite - 2016
William E. Sluss	Director	70	Indefinite - 2023
Dr. Sia Fooladain	Director	45	Indefinite - 2019

The table below sets forth the officers of Bio Essence.

Name	Position	Age	Term of Office (If indefinite give date of appointment)
Yin Yan	CEO	50	Indefinite - 2016
William E. Sluss	CFO	70	Indefinite - 2023
Tuan Tran	COO	52	Indefinite - 2018

Biographies

Ms. Yin Yan, Chairwoman and CEO

Ms. Yin Yan has a Juris Doctor degree from New South Wales University College of Law in Australia. She is a registered lawyer in High Court of Australia and the State of New South Wales. She also has an MBA degree in Technology Management and Computer Information System from Arizona State University.

Ms. Yin Yan is an active business leader. She is a major shareholder of Bio Essence Corporation, a public trading company. She has been serving the Board as Chairwoman and Corporate Chief Executive Officer since 2016. She is also a Chairwoman and CEO of a Nasdaq public trading company MarWynn Holdings Inc. (MWYN)

Mr. William E. Sluss, Board Member and CFO

Mr. William E. Sluss has served as a Financial Executive for both private and publicly traded companies over the last thirty years. Most recently, Mr. Sluss has served as director and Chief Financial Officer for Black Bird Biotech, Inc. located in Flower Mound, Texas. Prior to joining Black Bird Biotech, Inc., Mr. Sluss was the Chief Financial Officer and Secretary for EFT Holdings, Inc., a manufacturer and distributor of beauty and nutritional products headquartered in Los Angeles California. Prior to relocating to Los Angeles, California in 2010, Mr. Sluss served as the Chief Financial Officer for AccuForce Staffing Services in Kingsport, Tennessee. Prior to this role, Mr. Sluss was the Chief Financial Officer and Treasurer for Studsvik, Inc., a nuclear services company based in Erwin, Tennessee.

In addition to serving as a Financial Executive, Mr. Sluss has worked as an attorney at Ecoff Campain Tilles & Kay, LLP in Beverly Hills, California where he oversaw corporate and civil litigation.

Mr. Sluss is a licensed Certified Public Accountant and received his Bachelor of Science degree in accounting from the University of Virginia’s College at Wise in 1990. Mr. Sluss received his Juris Doctorate degree from Irvine University College of Law in 2020. Mr. Sluss is a licensed attorney and member of the California Bar.

Dr. Sia Fooladian, Board Member

Sia Fooladian, MD, MPH is a board-certified Cardiac Anesthesiologist, Ironman triathlete, and a passionate advocate for a holistic, integrative approach to health and wellness. With over ten years of clinical experience caring for patients with an array of medical ailments, Dr. Fooladian understands the need for an integrative approach to health. He believes that optimal health can be achieved and maintained by holistic understanding of a patient’s mind, body, and spirit and thereby, merging the best of Eastern and Western modalities to treat the root cause of disease.

Dr. Fooladian holds a BA in history and education from UCLA. He received his MD and MPH in health management from The George Washington University School of Medicine and Health Sciences. He completed his residency and fellowship training at UCLA Medical Center, where he served as Chief Resident. He currently resides and practices in Orange County, California.

Mr. Tuan Tran, COO

Mr. Tuan Tran has over 20 years of experience in quality and operations working in the Nutrition, Dietary Supplements and OTC industries. Mr. Tran joined Bio Essence Corporation in January of 2020 as the VP of Operations. Mr. Tran’s current responsibilities include but are not limited Production, Warehouse & Distribution, Quality, Customer Service, R&D, Procurement, Human Resources, and Safety.

Mr. Tran has extensive knowledge in FDA regulations, GMPs, food safety, auditing, quality system, HACCP, Process Analytical Technology, CAPA, and Lean Manufacturing. Mr. Tran also specializes in crisis management, regulatory compliance, quality systems implementation, and supplier qualification.

Prior joining Bio Essence Corporation, Mr. Tran had worked in the industry for various companies including AMF Pharma as the Chief Operations Officer, SK Laboratories in the capacity of Vice President of Operations/Quality Director, Captek Softgel International as the Director of Operations, Robinson Pharma as the Director of Compliance, Leiner Health Products as the QA Manager, and Merical/Vita-Pak as the Production Supervisor. In addition to working in the private industry, Mr. Tran also worked in public sector for the Mashantucket Health Pequot Tribal Nation as a Health Inspector.

Mr. Tran received his Bachelors of Science Degree in Public Health from Southern Connecticut State University. He holds certifications in Pharmaceutical Engineering, Six Sigma Green Belt, Food Safety, Technical Writing and HACCP. Mr. Tran is a senior member with the American Society for Quality.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company intends to pay salaries within 12 months after of the approval of this Offering. The highest paid officers of the company will have employment agreements and salaries negotiated. Salaries are targeted to be as follows:

Name	Position	Annual Compensation
Yin Yan	CEO	$36,000
William E. Sluss	CFO	$42,000
Dr. Sia Fooladian	Director	$0
Tuan Tran	COO	$50,000

All compensation will be on behalf of the company by Bio Essence and allocated to the subsidiaries.

In the future, the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add additional executives, including but not limited to, a General Manager and Board Secretary.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

GENERALLY

Bio Essence is authorized to issue 500,000,000  shares of common stock, $0.001 par value per share, in the Company and 10,000,000 shares of preferred stock. As of the date of this offering 38,009,000 shares of common stock issued and outstanding, 1,000 shares of Series A Preferred Stock have been authorized, issued and outstanding. See “Description of Capital” and “Principal Shareholders.”

We have reserved 1,428,571 shares of common stock for this issuance under the Bio Essence’s private placement. The Company has not issued any options.

COMMON STOCK

Holders of outstanding shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as may be required by applicable law, holders of outstanding shares of common stock vote together as a single class. Holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of shareholders.

PREFERRED STOCK

Holders of the outstanding shares of Series A Preferred Stock, in accordance with the Certificate of Designation, and a conversion right of 1 Series A Preferred Share for 20 Common Shares and super majority voting rights of 75% of all voting.

Principal Shareholders

Title of Class	Name and Address of beneficial owner	Amount and Nature of beneficial ownership	Amount and Nature of beneficial ownership acquirable	Percent of class

Preferred Series A	Yin Yan, 620 Newport Center Dr., STE 350, Newport Beach, CA 92660-8015	50,000	0	100%

Common Shares	Yin Yan, 620 Newport Center Dr., STE 350, Newport Beach, CA 92660-8015	13,396,000	0	35.244%

Common Shares	Jian Yang, 620 Newport Center, STE 350, Newport Beach, CA 92660-8015	21,000,000	0	55.250%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Management Services Agreement and Employment Agreements

No Management Services Agreement is in place with any of the management team.

SECURITIES BEING OFFERED

Bio Essence is offering Common Stock in this Offering. The company is qualifying up to 100,000,000 shares of Common Stock under this Offering Statement, of which this Offering Circular is part. Bio Essence authorized capital stock consists of 500,000,000 shares of Common Stock (the “Common Stock”), at $0.001 par value, of which 38,009,000 shares are Common Stock are issued.

The following is a summary of the rights of Bio Essence’ capital common stock as provided in its Amended and Restated Certificate of Incorporation, and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share pro-rata on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to pre-emptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

For a complete description of Bio Essences’ capital stock, you should refer to its Amended and Restated Certificate of Incorporation and Bylaws, and applicable provisions of the California General Corporation Law.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BIOESSENCE, INC.

BIO ESSENCE CORPORATION

BALANCE SHEETS

As of June 30, 2025

	As of June 30, 2025	As of December 31, 2024

ASSETS

Current Assets
Cash and equivalents	$-	$1,371
Accounts receivable	4,969	5,124
Prepayment to vendors	98,008	69,959
Prepaid expenses and other receivables	9,500	202,238
Security deposits	-	2,000
Total Current Assets	112,477	280,692

Non-current Assets
Intangible assets, net	215	332
Total Non-current Assets	215	332

Total Assets	$112,692	$281,024

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Bank overdraft	$6,966	$-
Accounts payable	10,692	17,738
Customer deposit	290,280	187,115
Accrued liabilities and other payables	337,325	338,136
Accrued interest on government loans	-	2,306
Operating lease liabilities - current	1,387,840	1,069,871
Government loans payable - current portion	1,446	1,357
Loan from shareholders	1,036,777	1,186,177
Total Current Liabilities	3,071,326	2,802,700

Non-current Liabilities
Operating lease liabilities - non-current	99,668	392,290
Government loans payable	56,676	55,124
Total Non-current Liabilities	156,344	447,414

Liabilities classified as held for sale	-	-

Total Liabilities	3,227,670	3,250,114

Commitment and contingencies

Stockholders’ Equity
Preferred stock $0.0001 par value; authorized shares 10,000,000, no shares issued and outstanding as of December 31, 2024 and 2023	-	-
Common stock $0.0001 par value; authorized shares 100,000,000; issued and outstanding shares 38,009,000 as of December 31, 2024 and 2023	3,801	3,801
Paid in capital	7,476,379	7,476,379
Accumulated deficit	(10,595,158)	(10,449,270)
Total Stockholders’ Deficit	(3,114,978)	(2,969,090)

Total Liabilities and Stockholders’ Equity	$112,692	$281,024

The accompanying notes are an integral part of these consolidated financial statements

BIO ESSENCE CORPORATION

STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Three Months Ended June 30,
	2025	2024	2025	2024

Revenues
Sales of goods, net	$-	$41,695	$-	$41,695
Manufacture service revenue	280,096	-	259,123	-
Shipping and Delivery Income	1,216	-	-	-
Total revenues	281,312	41,695	259,123	41,695

Cost of Goods Sold
Sales of goods	-	12,508	-	12,508
Cost of Goods manufacture	92,080	-	90,479	-
Total cost of revenues	92,080	12,508	90,479	12,508

Gross Profit	189,232	29,187	168,644	29,187

Operating Expenses
Selling	29,943	-	-	-
General and administrative	303,158	346,029	107,421	194,200

Total operating Expenses	333,101	346,029	107,421	194,200

Income (loss) from Operations	(143,869)	(316,842)	61,223	(165,013)

Other income (expenses)
Interest expense	(1,090)	(1,081)	(547)	(539)
Other income	-	33,086	-	586
Other expense	(129)	(53,028)	(12)	(49,912)

Other expenses, net	(1,219)	(21,023)	(559)	(49,865)

Income (loss)before income tax	(145,088)	(337,865)	60,664	(214,878)

Income tax expense	800	800	800	800

Net loss from continuing operations	(145,088)	(337,865)	60,664	(215,678)

Loss from discontinued operations	-	(120,827)	-	-
Gain from disposal of discontinued operations	-	377,752	-	-

Net loss	$(145,888)	$(81,740)	$59,864	$(215,678)

Basic weighted average shares outstanding	38,009,000	38,009,000	38,009,000	33,954,205

Basic and diluted net loss per share	(0.00)	(0.00)	0.00	(0.01)

The accompanying notes are an integral part of these consolidated financial statements

BIO ESSENCE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

	Common Stock		Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance at January 1, 2025	38,009,000	$3,801	$7,476,379	$(10,449,270)	$(2,969,090)

Net loss for the period	-	-	-	(205,752)	(205,752)

Balance at March 31, 2025	38,009,000	3,801	7,476,379	(10,655,022)	(3,174,842)

Net income for the period	-	-	-	59,864	59,864

Balance at June 30, 2025	38,009,000	$3,801	$7,476,379	$(10,595,158)	$(3,114,978)

	Common Stock		Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance at January 1, 2024	38,009,000	$3,801	$7,476,379	$(9,140,474)	$(1,660,294)

Net income for the period	-	-	-	133,939	133,939

Balance at March 31, 2024	38,009,000	3,801	7,476,379	(9,006,535)	(1,526,355)

Net loss for the period	-	-	-	(215,678)	(215,678)

Balance at June 30, 2024	38,009,000	$3,801	$7,476,379	$(9,222,213)	$(1,742,033)

The accompanying notes are an integral part of these consolidated financial statements

BIO ESSENCE CORPORATION

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(145,888)		$(81,740)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	118		794
Loss on disposal of fixed assets	-		3,012
Gain from disposal of discontinued operations	-		(256,925)
Operating lease expense	25,346		256,852
Changes in assets/liabilities:
Accounts receivable	155		(7,888)
Other receivables	17,784		(197,295)
Receivable from sales of BEP and BEH			-
Prepayment and deposits	(21,104)		50,545
Accounts payable	(7,046)		47,166
Customer deposit	103,164		14,090
Tax payable	494		1,668
Accrued interest	-		(35)
Accrued liability and other payables	(1,305)		197,293
Payment of lease liability	-		(47,100)
Net cash provided by (used in) operating activities from continuing operations	141,728		(19,563)
Net cash used in operating activities from discontinued operations	-		(136,777)

Net cash provided by (used in) operating activities	141,728		(156,340)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	6,966		(9,436)
Loan from shareholders	419,400		185,200
Repayment to shareholders	(568,800)		-
Repayment of SBA loan	(665)		(612)

Net cash (used in) provided by financing activities from continuing operations	(143,099)		175,152
Net cash used in financing activities from discontinued operations			(9,323)

Net cash (used in) provided by financing activities	(143,099)		165,829

NET INCREASE (DECREASE) IN CASH	(1,371)		9,489

CASH AT THE BEGINNING OF YEAR	1,371		-

CASH AT THE END OF YEAR	$-		$9,489

ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS:
Cash and equivalents	$-		$9,489
Cash and equivalents included in discontinued operations	$-	$

Supplemental Cash flow data:
Cash paid for interest	$1,090		$5,235
Cash paid for income taxes	$-		$800

The accompanying notes are an integral part of these consolidated financial statements

BIO ESSENCE CORPORATION

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2025 (UNAUDITED) AND DECEMBER 31, 2024

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Bio Essence Corporation (“the Company” or “Bio Essence”) was incorporated in 2000 in the state of California. Fusion Diet Systems (“FDS”) was incorporated in 2010 in the state of Utah. Bio Essence and FDS have been under common control since 2016. Bio Essence and FDS are mainly engaged in manufacturing and distributing health supplement products. On March 1, 2017, the 100% shareholder of FDS transferred all of her ownership in FDS to Bio Essence. On December 7, 2021, the Company dissolved FDS.

In January 2017, Bio Essence incorporated two subsidiaries in the state of California: Bio Essence Pharmaceutical Inc. (“BEP”) and Bio Essence Herbal Essentials, Inc. (“BEH”), Bio Essence transferred its manufacturing operation to BEP and transferred its distributing operation to BEH. On December 12, 2023, the Company entered into an agreement with Newways Inc. to sell the 100% equity ownership of BEP for $300,000. On March 28, 2024, the Company entered into an agreement with Health Up Inc. to sell the 100% equity ownership of BEH for $400,000.

Bio Essence incorporated a wholly owned subsidiary McBE Pharma Inc. (“McBE”) in the state of California, McBE will be engaged in developing, manufacturing and sales of prescription medicine. McBE has not engaged in any operations since its inception. On April 15, 2024, the Company dissolved McBE.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements (“CFS”) are prepared in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting, and should be read in conjunction with the audited financial statements and notes thereto contained in Bio Essence’s Annual Report filed with the SEC on Form 10-K. The functional currency of Bio Essence is U.S. dollars (“$’’). The accompanying financial statements are presented in U.S. dollars (“$”). The consolidated financial statements for the six months ended June 30, 2025 and 2024 and as of June 30, 2025 and December 31, 2024, include the financial statements of the Company and its subsidiaries, BEH (up to disposal date), and McBE (up to dissolution date). All significant inter-company transactions and balances were eliminated in consolidation.

Going Concern

The Company incurred net loss of $145,888 and $338,665 from continuing operations for the six months ended June 30, 2025 and 2024, respectively. The Company also had an accumulated deficit of $10,595,158 as of June 30, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company disposed non-profitable subsidiaries BEH and BEP, and is actively seeking other business opportunities including expanding OEM business and looking for potential acquisition targets. Management also intends to raise funds by way of a private or public offering, or by obtaining loans from banks or others. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Leases

The Company follows ASC 842 and determines if an arrangement is a lease or contains a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities (current and non-current) in the Company’s consolidated balance sheets. Finance leases are included in property and equipment, and finance lease liabilities (current and non-current) in the Company’s consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company generally uses the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating leases associated with the Company’s office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived non-financial assets. The Company recognized $1,050,940 impairment loss of ROU assets during the year ended December 31, 2024.

Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Credit Losses

On January1, 2023, the Company adopted Accounting Standards Update 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements as of January 1, 2023.

The Company’s account receivables and other receivables in the balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, the Company makes an assessment on various factors, including historical experience, credit-worthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for credit losses on the consolidated statements of operations. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amount that is previously reserved for, the Company will reduce the specific allowance for credit losses.

Accounts Receivable, Net

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of June 30, 2025 and December 31, 2024, there was no bad debt allowance.

Property and Equipment. Net

Property and equipment are stated at cost, less accumulated depreciation, and impairment losses, if any. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets as follows:

Leasehold improvements	7-10 years
Office furniture	5 years

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value (“FV”). FV is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of June 30, 2025 and December 31, 2024, there were no significant impairments of its long-lived assets except $1,050,940 impairment of ROU assets during 2024.

Income Taxes

Income taxes are accounted for using an asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC Topic 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.

At June 30, 2025 and December 31, 2024, the Company did not take any uncertain positions that would necessitate recording a tax related liability. The Company files a U.S. income tax return. With few exceptions, the Company’s U.S. income tax return filed for the years ending on December 31, 2021 and thereafter are subject to examination by the relevant taxing authorities.

The Company accounts for income taxes in interim periods in accordance with FASB ASC 740-270, “Interim Reporting.” The Company has determined an estimated annual effective tax rate. The rate will be revised, if necessary, as of the end of each successive interim period during the Company’s fiscal year to its best current estimate. The estimated annual effective tax rate is applied to the year-to-date ordinary income (or loss) at the end of the interim period.

Revenue Recognition

The Company recognizes revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenue is measured at the amount of consideration we expect to receive in exchange for the sale of our product, which occurs at a point in time, typically upon delivery to customers. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Revenues from sales of goods are measured at net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers, and are recognized when the goods are delivered to customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the following categories: discounts, returns and rebates. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customers.

Revenues from manufacture or OEM services are recognized when the manufacture process is completed pursuant to the customers’ requirements and the manufactured goods are delivered to the customers. The Company currently outsources manufacture service after disposal of BEP in December 2023.

The Company’s return policy allows for the return of damaged or defective products and shipment errors. A notice of damage or wrong items should make within five days from receiving the goods, and actual return of the products must be completed within 30 days from the date of receiving the goods. Delayed notification for damaged or wrong products will not be accepted for return or exchange. Custom formulas and capsules are not returnable. The amount for return of products was immaterial for the six and three months ended June 30, 2025 and 2024.

Cost of Revenue

Cost of goods sold (“COGS”) consists primarily of finished goods purchased from other manufacturers, material costs, labor costs and related overhead that are directly attributable to the production of the products. Write-down of inventory to lower of cost or net realizable value is also recorded in COGS.

Cost of manufacture service/OEM consists primarily of direct labor costs and related overhead that are directly attributable to the manufacture process. However, the Company has been outsourcing manufacture service since disposal of BEP in December 2023.

Shipping and Handling Costs

Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the six months ended June 30, 2025 and 2024, shipping and handling costs from continuing operations were $543 and $nil, respectively. During the three months ended June 30, 2025 and 2024, shipping and handling costs from continuing operations were $nil and $nil, respectively.

Advertising

Advertising expenses consist primarily of costs of promotion and marketing for the Company’s image and products, and costs of direct advertising, and are included in selling expenses. The Company expenses all advertising costs as incurred. During the six and three months ended June 30, 2025 and 2024, there were no advertising expenses from continuing operations incurred. During the six and three months ended June 30, 2024, advertising expenses from discontinued operations were $1,228 and $nil, respectively.

Fair Value (“FV”) of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of June 30, 2025 and December 31,2024, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at FV. The carrying value of cash, accounts receivable, prepaid expenses, advances to suppliers, accounts payable, taxes payable, other payables and accrued liabilities approximate estimated fair values because of their short maturities.

Share-based Compensation

The Company accounts for share-based compensation awards in accordance with ASC 718, “Compensation – Stock Compensation”. The cost of services received from employees and non-employees in exchange for awards of equity instruments is recognized in the consolidated statement of operations based on the estimated fair value of those awards on the grant date and amortized on a straight-line basis over the requisite service period or vesting period. The Company records forfeitures as they occur.

Earnings (Loss) per Share (EPS)

Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares pertaining to warrants, stock options, and similar instruments had been issued and if the additional common shares were dilutive. Diluted EPS are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding unvested restricted stock, options and warrants, and the if-converted method for the outstanding convertible instruments. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, outstanding convertible instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later). There were no potentially dilutive securities outstanding (options and warrants) for the six and three months ended June 30, 2025 and 2024.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the six months ended June 30, 2025, the Company had two major customers accounted for 67.8% and 24.3%, respectively, of the Company’s total sales. For the three months ended June 30, 2025, the Company had two major customers accounted for 73.6% and 26.4%, respectively, of the Company’s total sales. For the six and three months ended June 30, 2024, the Company had seven customers accounted for 10.7%, 11.0%, 11.0%, 13.4%, 15.5%, 15.8% and 22.6% of the Company’s total sales for both periods.

For the six months ended June 30, 2025, the Company had  two majors vendors accounted for 77.7% and 22.3% of the Company’s total manufacturing service, respectively. For the three months ended June 30, 2025, the Company had two major vendors accounted for 77.3% and 22.7% of the Company’s total manufacturing service, respectively. For the six and three months ended June 30, 2024, the Company had one major vendor accounted for 100% of total purchases for both periods.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the Company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined the Company’s operations constitute a single reportable segment in accordance with ASC 280. The Company operates exclusively in one business and industry segment: manufacture / OEM and sale of health supplement products.

New Accounting Pronouncements

On November 4, 2024, the FASB issued an ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024 03”) to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). The amendments in the ASU require disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period an entity: 1.Disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a)–(e). 2. Include certain amounts that are already required to be disclosed under current generally accepted accounting principles in the same tabular disclosure as the other disaggregation requirements. 3. Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. 4) Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. In January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments, as clarified by ASU 2025-01, are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this ASU should be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of the ASU or (2) retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its consolidated financial statement presentation or disclosures.

In January 2025, the FASB issued ASU 2025-01 Income Statement-Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact that the adoption of ASU 2025-01 will have on its consolidated financial statement presentation or disclosures.

In March 2025, the FASB issued ASU 2025-02—Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122. The amendments in this Update are effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. The Company is currently evaluating the effect of adoption of this standard to its consolidated financial statements and disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of comprehensive income and cash flows.

3. DISCONTINUED OPERATIONS

Disposal of BEH

On March 28, 2024, the Company entered into a Stock Purchase Agreement (“SPA”) with Health Up Inc., a California corporation (“HUT”), an unrelated party whereby the Company agreed to sell to HUT its wholly owned subsidiary, BEH, in exchange for cash consideration of $400,000. The transaction was closed on April 1, 2024. The Company recorded $377,752 gain on disposal of the subsidiary, which was the difference between the selling price of $400,000 and the carrying value of the net assets of $22,248 of the disposal entity. The following table summarizes the carrying value of the assets and liabilities of BEH at March 31, 2024.

As of March 31, 2024
ASSETS
CURRENT ASSETS
Cash and equivalents	$114
Accounts receivable, net	43,164
Other receivables	877,749
Prepaid expenses	52,419
Security deposit	5,364
Inventory, net	184,590
Property and equipment, net	92,274
ROU, Net	112,213
TOTAL ASSETS	$1,367,887

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Bank overdraft	$2,532
Accounts payable	183,170
Taxes payable	14,515
Accrued liabilities and other payables	841,390
Accrued interest on government loans	13,603
Finance lease liabilities	2,694
Operating lease liability	50,331
Loan from officer	29,000
Finance lease liabilities	695
Operating lease liability	61,996
Government loans payable	145,714
TOTAL LIABILITIES	$1,345,640
Net Assets	22,248
Consideration	400,000
Gain on disposal	$377,752

The operations of  BEH was accounted for as discontinued operations in the accompanying consolidated financial statements for all periods presented. The following table presents the components of discontinued operations reported in the consolidated statements of operations:

For the Six Months Ended June 30, 2024

Revenue, Net	$153,865
Cost of Revenues	76,592
Gross Profit	77,273
Operating Expenses	192,652

Loss from Operations	(115,379)
Other Income (Expenses)
Interest expense	(4,154)
Other expenses	(1,294)

Total Other Expenses	(5,448)
Loss Before Income Taxes	(120,827)
Income Tax Expense	-
Net Loss from Discontinued Operations	$(120,827)

4. PREPAID EXPENSE AND OTHER RECEIVABLES

As of June 30, 2025 and December 31,2024, prepaid expense and other receivables were $9,500 and $202,238, respectively. As of June 30, 2025, prepaid expense and other receivables mainly consisted of prepaid legal expenses. As of December 31, 2024, other receivables mainly consisted of outstanding receivables from BEH. On May 9, 2025, the Company collected the payment in full for other receivables from BEH.

5. SECURITY DEPOSIT

As of June 30, 2025 and December 31,2024, the security deposit was $nil and $2000, respectively. The security deposit primarily consisted of an office rent deposit of $2,000 under a one-year operating lease effective on June 1, 2024.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment from the company’s continuing operations consisted of the following at June 30, 2025 and December 31,2024:

	June 30, 2025	December 31, 2024
	(unaudited)
Leasehold improvements	$-	$
Office furniture and equipment	56,505		56,505
Total	56,505		56,505
Less: accumulated depreciation	(56,505)		(56,505)
Net	$-		$-

Depreciation expense for the six months ended June 30, 2025 and 2024 from the Company’s continuing operations were $nil and $677, respectively.

Depreciation expense for the three months ended June 30, 2025 and 2024 from the Company’s continuing operations were $nil and $238, respectively.

7. INTANGIBLE ASSETS, NET

Intangible assets from the company’s continuing operations consisted of the following as of June 30, 2025 and December 31,2024:

	June 30, 2025	December 31, 2024
	(unaudited)
Computer Software	$36,928	$36,928
Trademark	2,350	2,350
Total	39,278	39,278
Less: accumulated amortization	(39,063)	(38,946)
Net	$215	$332

Amortization of intangible assets from the company’s continuing operations were $117 and $117 for the six months ended June 30, 2025and 2024, respectively.

Amortization of intangible assets from the company’s continuing operations were $59 and $59 for the three months ended June 30, 2025 and 2024, respectively.

Estimated amortization for the existing intangible assets with finite lives from the company’s continuing operations for each of the next five years at June 30, 2025 is as follows: $215, $nil, $nil, $nil and $nil.

8. ACCRUED LIABILITIES AND OTHER PAYABLES

As of June 30, 2025, accrued liabilities and other payables from the company’s continuing operations consisted of 1) the payables to BEP of $256,741 and payables to BEH of $78,255, and 2) payroll and payroll tax payable of $2,329.

As of December 31, 2024, accrued liabilities and other payables from the company’s continuing operations consisted of 1) the payables to BEP of $256,741 and payables to BEH of $78,255, and 2) payroll and payroll tax payable of $3,140.

9. GOVERNMENT LOANS PAYABLE

In May and June 2020, BEH, BEP and FDS received total of $215,600 from the Economic Injury Disaster Loan (“EIDL loan”) from the SBA after deducting $100 Uniform Commercial Code (“UCC”) handling charge and filing fee for each company. This is a low-interest federal disaster loan for working capital to small businesses and non-profit organizations of any size suffering substantial economic injury as a result of the Coronavirus (COVID-19), to help the businesses to meet financial obligations and operating expenses that could have been met had the disaster not occurred. This loan has interest of 3.75% and is not forgivable. The maturity of the loan is 30 years, installment payments including principal and interest of $288 monthly will begin 12 months from the date of the promissory note. On March 4, 2022, FDS transferred its EIDL loan to BEC due to the dissolution of FDS. The SBA extended the deferment period to allow small businesses and not-for-profits that received EIDL funds do not have to begin payments on the loan until 30 months after the date of the note. Accordingly, the company began to make installment payments in the fourth quarter 2022.

As of June 30, 2025, the future minimum EIDL loan payments from the company’s continuing operations to be paid by year are as follows:

Year Ending	Amount
June 30, 2026	$1,446
June 30, 2027	1,446
June30, 2028	1,446
June 30, 2029	1,446
June 30, 2030	1,446
Thereafter	50,892
Total	$58,122

10. RELATED PARTY TRANSACTIONS

Loans from Shareholder

As of June 30, 2025and December 2024, the Company held loans from one major shareholder (also the Company’s senior officer) for $428,146 and $577,546, respectively. As of June 30, 2025 and December 31,2024, the Company held the loan from another major shareholder for $608,631 for settling the litigation. There are no written loan agreements for these loans. These loans are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore, deemed payable on demand. Cash flows from loans from shareholder are classified as cash flows from financing activities.

11. INCOME TAXES

The Company and its subsidiaries are subject to 21% federal corporate income tax in US.

At June 30, 2025 and December 31,2024, the Company had net operating loss (“NOL”) for income tax purposes; for federal income tax purposes, the NOL arising in tax years beginning after 2017 may only offset 80% of a taxpayer’s taxable income, and may be carried forward indefinitely; for California income tax purposes, the entire NOL can be carried forward up to 20 years.

The Company has NOL carry-forwards for Federal and California income tax purposes of $2.50 million and $2.35 million at June 30, 2025 and December 31,2024, respectively. No tax benefit was reported with respect to these NOL carry-forwards in the accompanying consolidated financial statements because the Company believes the realization of the Company’s net deferred tax assets for the NOL for both federal and California State of approximately $0.70 million as of June 30, 2025, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a full valuation allowance.

Components of the Company’s deferred tax assets from the company’s continuing operations as of June 30, 2025 and December 31,2024 are as follows:

	June 30, 2025	December 31, 2024
	(unaudited)
Net deferred tax assets (liability):
Depreciation and amortization expense	$794	$794
Expected income tax benefit from NOL carry-forwards	699,042	658,441
Less: valuation allowance	(699,836)	(659,235)
Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Statements of Operations

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes from the company’s continuing operations for the six months ended June 30, 2025 and 2024 is as follows:

	2025	2024
	(unaudited)	(unaudited)
Federal statutory income tax expense (benefit) rate	(21.00)%	(21.00)%
State statutory income tax (benefit) rate, net of effect of state income tax deductible to federal income tax	(6.98)%	(6.98)%
Change in valuation allowance	28.53%	28.22%
Effective income tax rate	0.55%	0.24%

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes from the company’s continuing operations for the three months ended June 30, 2025 and 2024 is as follows:

	2025	2024
	(unaudited)	(unaudited)
Federal statutory income tax expense (benefit) rate	21.00%	(21.00)%
State statutory income tax (benefit) rate, net of effect of state income tax deductible to federal income tax	6.98%	(6.98)%
Change in valuation allowance	(26.66)%	28.35%
Effective income tax rate	1.32%	0.37%

The provision for income tax expense for the continuing operations for the six months ended June 30, 2025 and 2024 consisted of the following:

	2025	2024
	(unaudited)	(unaudited)
Income tax expense – current	$800	$800
Income tax benefit – current	-	-
Total income tax expense	$800	$800

The provision for income tax expense for the continuing operations for the three months ended June 30, 2025 and 2024 consisted of the following:

	2025	2024
	(unaudited)	(unaudited)
Income tax expense – current	$800	$800
Income tax benefit – current	-	-
Total income tax expense	$800	$800

12. LEASES

Operating Leases

On May 18, 2023, the Company entered a 36-month lease for a facility including warehouse and office in the City of Irvine, California, with a security deposit of $50,000, effective on September 1, 2023. The monthly rent is approximately $47,100 with a 3% increase each year. On February 29, the Management moved out from the facilities and decided to seek early termination of this lease. The $50,000 security deposit was not returned to the Company and the negotiation of early termination is still ongoing as of the reporting date. During 2024, the Company recorded the full impairment of ROU asset of $1.05 million and kept $1.46 million lease liabilities associated with this lease in the Company’s consolidated financial statements due to uncertainty of the negotiation result with the landlord.

The components of lease costs for continuing operations, lease term and discount rate with respect of warehouse and office lease with an initial term of more than 12 months are as follows:

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
	(unaudited)	(unaudited)
Operating lease cost	$25,346	$256,852
Weighted Average Remaining Lease Term - Operating leases including options to renew	-	-
Weighted Average Discount Rate - Operating leases	5%	5%

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024
	(unaudited)	(unaudited)
Operating lease cost	$11,596	$133,157
Weighted Average Remaining Lease Term - Operating leases including options to renew	-	-
Weighted Average Discount Rate - Operating leases	5%	5%

13. SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company did not have any material subsequent event.

Report of Independent Registered Public Accounting Firm

BIO ESSENCE CORPORATION

BALANCE SHEETS

As of December 31, 2024

	As of December 31, 2024	As of December 31, 2023

ASSETS

Current Assets
Cash and equivalents	$1,371	$-
Accounts receivable	5,124	-
Receivable due from disposal of discontinued operations	-	300,000	*
Prepayment to vendors	69,959	-
Prepaid expenses and other receivables	202,238	-
Security deposits	2,000	-
Total Current Assets	280,692	300,000

Non-current Assets
Security deposits	-	52,545
Operating lease right-of-use assets, net	-	1,427,918
Property and equipment, net	-	3,688
Intangible assets, net	332	567
Total Non-current Assets	332	1,484,718

Assets classified as held for sale	-	973,862

Total Assets	$281,024	$2,758,580

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Bank overdraft	$-	$9,436
Accounts payable	17,738	12,453
Customer deposit	187,115	-
Accrued liabilities and other payables	338,136	137,700	*
Accrued interest on government loans	2,306	2,377
Operating lease liabilities - current	1,069,871	495,217
Government loans payable - current portion	1,357	4,596
Loan from shareholders	1,186,177	1,788,677
Total Current Liabilities	2,802,700	2,450,456

Non-current Liabilities
Operating lease liabilities - non-current	392,290	938,409
Government loans payable	55,124	53,120
Total Non-current Liabilities	447,414	991,529

Liabilities classified as held for sale	-	976,889

Total Liabilities	3,250,114	4,418,874

Commitment and contingencies

Stockholders’ Equity
Preferred stock $0.0001 par value; authorized shares 10,000,000, no shares issued and outstanding as of December 31, 2024 and 2023	-	-
Common stock $0.0001 par value; authorized shares 100,000,000; issued and outstanding shares 38,009,000 as of December 31, 2024 and 2023	3,801	3,801
Paid in capital	7,476,379	7,476,379
Accumulated deficit	(10,449,270)	(9,140,474)
Total Stockholders’ Deficit	(2,969,090)	(1,660,294)

Total Liabilities and Stockholders’ Equity	$281,024	$2,758,580

*	included a reclassification of $96,803 from other payables to receivable due from disposal of discontinued operations as of December 31, 2023.

BIO ESSENCE CORPORATION

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2024	2023

Revenues
Sales of goods, net	$37,415	$-
Manufacture service revenue	282,752	-
Shipping and Delivery Income	3,773	-
Total revenues	323,940	-

Cost of Goods Sold
Sales of goods	20,513	-
Cost of Goods manufacture	86,350	-
Total cost of revenues	106,863	-

Gross Profit	217,077	-

Operating Expenses
Selling	-	-
General and administrative	676,515	345,590

Total operating Expenses	676,515	345,590

Loss from Operations	(459,438)	(345,590)

Other income (expenses)
Impairment loss of ROU asset	(1,050,940)	-
Interest expense	(2,153)	(2,197)
Other income	701	17,841
Other expense	(53,091)	(73,058)

Other expenses, net	(1,105,483)	(57,414)

Loss before income tax	(1,564,921)	(403,004)

Income tax expense	800	1,600

Net loss from continuing operations	(1,565,721)	(404,604)

Loss from discontinued operations	(120,827)	(634,726)
Gain from disposal of discontinued operations	377,752	67,451

Net loss	$(1,308,796)	$(971,879)

Basic weighted average shares outstanding	38,009,000	33,954,205

Basic and diluted net loss per share	(0.03)	(0.03)

BIO ESSENCE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common Stock		Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance at January 1, 2023	33,009,000	$3,301	$4,926,879	$(8,168,595)	$(3,238,415)

Shares issued for shareholder’s loan settlement	5,000,000	500	2,549,500	-	2,550,000

Net loss for the year	-	-	-	(971,879)	(971,879)

Balance at December 31, 2023	38,009,000	3,801	7,476,379	(9,140,474)	(1,660,294)

Net loss for the year	-	-	-	(1,308,796)	(1,308,796)

Balance at December 31, 2024	38,009,000	$3,801	$7,476,379	$(10,449,270)	$(2,969,090)

BIO ESSENCE CORPORATION

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,308,796)	$(971,879)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	911	4,793
Loss on note conversion	-	50,000
Loss on disposal of fixed assets	3,012	7,165
Gain from disposal of discontinued operations	(377,752)	(67,451)
Operating lease expense	452,612	255,954
Impairment loss of ROU asset	1,050,940	-
Changes in assets/liabilities:
Accounts receivable	(5,124)	-
Other receivables	(197,294)	3,675
Receivable from sales of BEP and BEH	700,000	-
Prepayment and deposits	(24,358)	(52,545)
Accounts payable	5,286	(10,077)
Customer deposit	187,115	-
Accrued interest	(72)	(68)
Accrued liability and other payables	200,437	(12,625)
Payment of lease liability	(47,100)	(188,401)
Net cash provided by (used in) operating activities from continuing operations	639,817	(981,459)
Net cash used in operating activities from discontinued operations	(15,952)	(44,214)

Net cash provided by (used in) operating activities	623,865	(1,025,673)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	-	(3,614)
Cash loss due to disposal of subsidiary	(114)	-
Net cash used in investing activities from continue operations	(114)	(3,614)
Net cash used in investing activities from discontinued operations	-	(87,870)

Net cash used in investing activities	(114)	(91,484)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	(9,436)	9,436
Loan from / repayment to shareholders	(602,500)	1,170,891
Repayment of SBA loan	(1,235)	(1,190)

Net cash (used in) provided by financing activities from continuing operations	(613,171)	1,179,137
Net cash used in financing activities from discontinued operations	(9,323)	(68,128)

Net cash (used in) provided by financing activities	(622,494)	1,111,009

NET INCREASE (DECREASE) IN CASH	1,257	(6,148)

CASH AT THE BEGINNING OF YEAR	114	6,262

CASH AT THE END OF YEAR	$1,371	$114

ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS:
Cash and equivalents	$1,371	$-
Cash and equivalents included in discontinued operations	$-	$114

Supplemental Cash flow data:
Cash paid for interest	$6,307	$23,809
Cash paid for income taxes	$800	$3,200

Supplemental disclosures of non-cash financing activities:
Conversion of loan from shareholders to common shares	$-	$2,500,000
Recognition of ROU asset and operating lease liability	$-	$1,589,863
Termination of ROU asset and operating lease liability	$-	$935,073

BIO ESSENCE CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Bio Essence Corporation (“the Company” or “Bio Essence”) was incorporated in 2000 in the state of California. Fusion Diet Systems (“FDS”) was incorporated in 2010 in the state of Utah. Bio Essence and FDS have been under common control since 2016. Bio Essence and FDS are mainly engaged in manufacturing and distributing health supplement products. On March 1, 2017, the 100% shareholder of FDS transferred all of her ownership in FDS to Bio Essence. On December 7, 2021, the Company dissolved FDS.

In January 2017, Bio Essence incorporated two subsidiaries in the state of California: Bio Essence Pharmaceutical Inc. (“BEP”) and Bio Essence Herbal Essentials, Inc. (“BEH”), Bio Essence transferred its manufacturing operation to BEP and transferred its distributing operation to BEH. On December 12, 2023, the Company entered into an agreement with Newways Inc. to sell the 100% equity ownership of BEP for $300,000. On March 28, 2024, the Company entered into an agreement with Health Up Inc. to sell the 100% equity ownership of BEH for $400,000.

Bio Essence incorporated a wholly owned subsidiary McBE Pharma Inc. (“McBE”) in the state of California, McBE will be engaged in developing, manufacturing and sales of prescription medicine. McBE has not engaged in any operations since its inception. On April 15, 2024, the Company dissolved McBE.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements (“CFS”) are prepared in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. The functional currency of Bio Essence is U.S. dollars (“$’’). The accompanying financial statements are presented in U.S. dollars (“$”). The consolidated financial statements for the year ended December 31, 2024, include the financial statements of the Company and its subsidiaries, BEH (up to disposal date), and McBE (up to dissolution date). All significant inter-company transactions and balances were eliminated in consolidation.

Reclassification

Certain prior period accounts have been reclassified in conformity with the current period’s presentation. These reclassifications had no impact on the reported results of operations and cash flows.

Going Concern

The Company incurred net loss of $1,308,796 and $971,879 for the years ended December 31, 2024 and 2023, respectively. The Company also had an accumulated deficit of $10,449,270 as of December 31, 2024. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company disposed non-profitable subsidiaries BEH and BEP, and is actively seeking other business opportunities including expanding OEM business and looking for potential acquisition targets. Management also intends to raise funds by way of a private or public offering, or by obtaining loans from banks or others. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds on reasonable terms and conditions, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Leases

The Company follows ASC 842 and determines if an arrangement is a lease or contains a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities (current and non-current) in the Company’s consolidated balance sheets. Finance leases are included in property and equipment, and finance lease liabilities (current and non-current) in the Company’s consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company generally uses the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating leases associated with the Company’s office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, Property, Plant, and Equipment, as ROU assets are long-lived non-financial assets. The Company recognized $1,050,940 and $nil impairment loss of ROU assets during the years ended December 31, 2024 and 2023, respectively.

Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Credit Losses

On January1, 2023, the Company adopted Accounting Standards Update 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements as of January 1, 2023.

The Company’s account receivables and other receivables in the balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluates the expected credit losses on an individual basis. When establishing the loss rate, the Company makes an assessment on various factors, including historical experience, credit-worthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for credit losses on the consolidated statements of operations. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amount that is previously reserved for, the Company will reduce the specific allowance for credit losses.

Accounts Receivable, Net

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2024, there was no bad debt allowance. As of December 31, 2023, the bad debt allowance from discontinued operation (BEH) was $2,252.

Property and Equipment. Net

Property and equipment are stated at cost, less accumulated depreciation, and impairment losses, if any. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets as follows:

Leasehold improvements	7-10 years
Office furniture	5 years

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value (“FV”). FV is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2024 and 2023, there was no significant impairments of its long-lived assets except $1,050,940 impairment of ROU assets during 2024.

Income Taxes

Income taxes are accounted for using an asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC Topic 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.

At December 31, 2024 and 2023, the Company did not take any uncertain positions that would necessitate recording a tax related liability. The Company files a U.S. income tax return. With few exceptions, the Company’s U.S. income tax return filed for the years ending on December 31, 2021 and thereafter are subject to examination by the relevant taxing authorities.

The Company accounts for income taxes in interim periods in accordance with FASB ASC 740-270, “Interim Reporting.” The Company has determined an estimated annual effective tax rate. The rate will be revised, if necessary, as of the end of each successive interim period during the Company’s fiscal year to its best current estimate. The estimated annual effective tax rate is applied to the year-to-date ordinary income (or loss) at the end of the interim period.

Revenue Recognition

The Company recognizes revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenue is measured at the amount of consideration we expect to receive in exchange for the sale of our product, which occurs at a point in time, typically upon delivery to customers. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Revenues from sales of goods are measured at net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers, and are recognized when the goods are delivered to customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the following categories: discounts, returns and rebates. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customers.

Revenues from manufacture or OEM services are recognized when the manufacture process is completed pursuant to the customers’ requirements and the manufactured goods are delivered to the customers. The Company currently outsources manufacture service after disposal of BEP in December 2023.

The Company’s return policy allows for the return of damaged or defective products and shipment errors. A notice of damage or wrong items should make within five days from receiving the goods, and actual return of the products must be completed within 30 days from the date of receiving the goods. Delayed notification for damaged or wrong products will not be accepted for return or exchange. Custom formulas and capsules are not returnable. The amount for return of products was immaterial for the years ended December 31, 2024 and 2023.

Cost of Revenue

Cost of goods sold (“COGS”) consists primarily of finished goods purchased from other manufacturers, material costs, labor costs and related overhead that are directly attributable to the production of the products. Write-down of inventory to lower of cost or net realizable value is also recorded in COGS.

Cost of manufacture service/OEM consists primarily of direct labor costs and related overhead that are directly attributable to the manufacture process. However, the Company has been outsourcing manufacture service since disposal of BEP in December 2023.

Shipping and Handling Costs

Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the years ended December 31, 2024 and 2023, shipping and handling costs from continuing operations were $1,286 and $nil, respectively.

During the years ended December31, 2024 and 2023, shipping and handling costs from discontinued operations were $8,009 and $45,071, respectively.

Advertising

Advertising expenses consist primarily of costs of promotion and marketing for the Company’s image and products, and costs of direct advertising, and are included in selling expenses. The Company expenses all advertising costs as incurred. During the years ended December 31, 2024 and 2023, there was no advertising expenses from continuing operations incurred.

During the years ended December31, 2024 and 2023, advertising expenses from discontinued operations were $1,228 and $66,625, respectively.

Fair Value (“FV”) of Financial Instruments

Certain of the Company’s financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities. FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Company. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of December 31, 2024 and 2023, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at FV. The carrying value of cash, accounts receivable, prepaid expenses, advances to suppliers, accounts payable, taxes payable, other payables and accrued liabilities approximate estimated fair values because of their short maturities.

Share-based Compensation

The Company accounts for share-based compensation awards in accordance with ASC 718, “Compensation – Stock Compensation”. The cost of services received from employees and non-employees in exchange for awards of equity instruments is recognized in the consolidated statement of operations based on the estimated fair value of those awards on the grant date and amortized on a straight-line basis over the requisite service period or vesting period. The Company records forfeitures as they occur.

Earnings (Loss) per Share (EPS)

Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares pertaining to warrants, stock options, and similar instruments had been issued and if the additional common shares were dilutive. Diluted EPS are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding unvested restricted stock, options and warrants, and the if-converted method for the outstanding convertible instruments. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, outstanding convertible instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later). There were no potentially dilutive securities outstanding (options and warrants) for the years ended December 31, 2024 and 2023.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the year ended December 31, 2024, the Company had four major customers accounted for 19.70%, 13.71%, 11.88% and 10.00%, respectively, of the Company’s total sales. For the year ended December 31, 2023, one major customer accounted for 17% of the Company’s total sales.

For the year ended December 31, 2024, the Company had one major vendor accounted for 100% of the Company’s total purchases for the goods sold and one major vendor accounted for 100% of the Company’s total manufacturing service. The Company had three major vendors accounted for 24%, 19%, and 14%, respectively, of total purchases during the year ended December 31, 2023.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the Company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined the Company’s operations constitute a single reportable segment in accordance with ASC 280. The Company operates exclusively in one business and industry segment: manufacture / OEM and sale of health supplement products.

New Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of comprehensive income and cash flows.

3. DISCONTINUED OPERATIONS

Disposal of BEP

On December 12, 2023, the Company entered into a Stock Purchase Agreement (“SPA”) with Newways, Inc., a California corporation (“Newways”) whereby the Company agreed to sell to Newways its wholly owned subsidiary, BEP, in exchange for cash consideration of $300,000. Newways is not a related party of the Company. The transaction was closed on December 31, 2023. The Company recorded $67,451 gain on disposal of the subsidiary, which was the difference between the selling price of $300,000 and the carrying value of the net assets of $232,549 of the disposal entity. The following table summarizes the carrying value of the assets and liabilities of BEP at December 31, 2023.

AS OF DECEMBER 31,
2023
ASSETS
CURRENT ASSETS
Accounts receivable, net	$143,164
Other receivables	710,084
Prepaid expenses	7,288
Inventory, net	5,266
Property and equipment, net	208,241
Intangible assets, net	-
TOTAL ASSETS	$1,074,043

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Bank overdraft	$7,806
Accounts payable	27,884
Taxes payable	9,993
Accrued liabilities and other payables	727,657
Accrued interest on government loans	592
Finance lease liabilities	11,003
Loan payables	10,340
Finance lease liabilities	24,643
Loan payables	15,221
Government loans payable	6,355
TOTAL LIABILITIES	$841,494
Net Assets	232,549
Consideration	300,000
Gain on disposal	$67,451

Disposal of BEH

On March 28, 2024, the Company entered into a Stock Purchase Agreement (“SPA”) with Health Up Inc., a California corporation (“HUT”), an unrelated party whereby the Company agreed to sell to HUT its wholly owned subsidiary, BEH, in exchange for cash consideration of $400,000. The transaction was closed on April 1, 2024. The Company recorded $377,752 gain on disposal of the subsidiary, which was the difference between the selling price of $400,000 and the carrying value of the net assets of $22,248 of the disposal entity. The following table summarizes the carrying value of the assets and liabilities of BEH at December 31, 2023 and March 31, 2024, respectively.

AS OF DECEMBER 31, 2023

ASSETS
CURRENT ASSETS
Cash and equivalents	$114
Accounts receivable, net	35,093
Other receivable	877,749
Prepaid expenses	5,633
Security deposit	41,841
Inventory, net	143,259
Total current assets	1,103,689
NONCURRENT ASSETS
Property and equipment, net	94,454
ROU, Net	-
Total non-current assets	94,454
Intercompany receivable between BEC and BEH	(161,469)
Intercompany fixed assets sales between BEC and BEH	(62,812)
TOTAL ASSETS	$973,862

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Bank overdraft	5,429
Accounts payable	157,475
Taxes payable	6,909
Accrued liabilities and other payables	833,911
Accrued interest on government loans	13,647
Finance lease liabilities	2,660
Loan payables	-
Loan from officer	34,000
Total current liabilities	1,054,031
NONCURRENT LIABILITIES
Finance lease liabilities	1,381
Operating Lease liability	-
Government loans payable	146,487
Total non-current liabilities	147,868
Intercompany payable between BEC and BEH	(225,010)
TOTAL LIABILITIES	$976,889

AS OF MARCH 31, 2024
ASSETS
CURRENT ASSETS
Cash and equivalents	$114
Accounts receivable, net	43,164
Other receivables	877,749
Prepaid expenses	52,419
Security deposit	5,364
Inventory, net	184,590
Property and equipment, net	92,274
ROU, Net	112,213
TOTAL ASSETS	$1,367,887

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Bank overdraft	$2,532
Accounts payable	183,170
Taxes payable	14,515
Accrued liabilities and other payables	841,390
Accrued interest on government loans	13,603
Finance lease liabilities	2,694
Operating lease liability	50,331
Loan from officer	29,000
Finance lease liabilities	695
Operating lease liability	61,996
Government loans payable	145,714
TOTAL LIABILITIES	$1,345,640
Net Assets	22,248
Consideration	400,000
Gain on disposal	$377,752

The operations of BEP and BEH was accounted for as discontinued operations in the accompanying consolidated financial statements for all periods presented. The following table presents the components of discontinued operations reported in the consolidated statements of operations:

	For the years ended December 31,
	2024	2023
Revenue, Net	$153,865	$996,418
Cost of Revenues	76,592	579,941
Gross Profit	77,273	416,477
Operating Expenses	192,652	1,116,480

Loss from Operations	(115,379)	(700,003)
Other Income (Expenses)
Interest expense	(4,154)	(21,506)
Other income (expenses)	(1,294)	88,383

Total Other Income (Expenses)	(5,448)	66,877
Loss Before Income Taxes	(120,827)	(633,126)
Income Tax Expense	-	1,600
Net Loss from Discontinued Operations	$(120,827)	$(634,726)

4. PREPAID EXPENSE AND OTHER RECEIVABLES

As of December 31, 2024 and 2023, prepaid expense and other receivable were $202,238 and $nil, respectively. Other receivables mainly consisted of outstanding receivables from BEH.

5. SECURITY DEPOSIT

As of December 31, 2024, deposit mainly consisted of the office rent deposit of $2,000 (one-year operating lease effective on June 1, 2024). As of December 31, 2023, security deposit mainly consisted of the office rent deposit of $50,000 and gas company deposit of $2,545.

The Company made a security deposit of $50,000 (non-current security deposit) for a lease of BEC that was effective on September 1, 2023. On February 29, 2024, the Management early terminated this lease; as a result, the landlord didn’t return the security deposit and expensed during 2024.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment from the company’s continuing operations consisted of the following at December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023

Leasehold improvements	$-	$3,614
Office furniture and equipment	56,505	56,505
Total	56,505	60,119
Less: accumulated depreciation	(56,505)	(56,431)
Net	$-	$3,688

Depreciation expense for the years ended December 31, 2024 and 2023 from the Company’s continuing operations were $911 and $4,558, respectively.

7. INTANGIBLE ASSETS, NET

Intangible assets from the company’s continuing operations consisted of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023

Computer Software	$36,928	$36,928
Trademark	2,350	2,350
Total	39,278	39,278
Less: accumulated amortization	(38,946)	(38,711)
Net	$332	$567

Amortization of intangible assets from the company’s continuing operations were $235 and $235 for years ended December 31, 2024 and 2023, respectively.

Estimated amortization for the existing intangible assets with finite lives from the company’s continuing operations for each of the next five years at December 31, 2024 is as follows: $235, $97, $nil, $nil and $nil.

8. ACCRUED LIABILITIES AND OTHER PAYABLES

As of December 31, 2024, accrued liabilities and other payables from the company’s continuing operations consisted of 1) the payables to BEP of $256,741 and payables to BEH of $78,255, and 2) payroll and payroll tax payable of $3,140.

As of December 31, 2023, accrued liabilities and other payables from the company’s continuing operations consisted of the payables to BEP and BEH totaling $137,700.

9. GOVERNMENT LOANS PAYABLE

In May and June 2020, BEH, BEP and FDS received total of $215,600 from the Economic Injury Disaster Loan (“EIDL loan”) from the SBA after deducting $100 Uniform Commercial Code (“UCC”) handling charge and filing fee for each company. This is a low-interest federal disaster loan for working capital to small businesses and non-profit organizations of any size suffering substantial economic injury as a result of the Coronavirus (COVID-19), to help the businesses to meet financial obligations and operating expenses that could have been met had the disaster not occurred. This loan has interest of 3.75% and is not forgivable. The maturity of the loan is 30 years, installment payments including principal and interest of $288 monthly will begin 12 months from the date of the promissory note. On March 4, 2022, The FDS transferred its EIDL loan to BEC due to the dissolution of FDS. The SBA extended the deferment period to allow small businesses and not-for-profits that received EIDL funds do not have to begin payments on the loan until 30 months after the date of the note. Accordingly, the company began to make installment payments in the fourth quarter 2022.

As of December 31, 2024, the future minimum EIDL loan payments from the company’s continuing operations to be paid by year are as follows:

Year Ending	Amount
December 31, 2025	$1,357
December 1, 2026	1,408
December 31, 2027	1,462
December 31, 2028	1,518
December 31, 2029	1,576
Thereafter	49,160
Total	$56,481

10. RELATED PARTY TRANSACTIONS

Loans from Shareholder

As of December 31, 2024, and 2023, the Company held loans from one major shareholder (also the Company’s senior officer) for $577,546 and $1,180,046, respectively. As of December 31, 2024 and 2023, the Company held the loan from another major shareholder for $608,631 for settling the litigation. There are no written loan agreements for these loans. These loans are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore, deemed payable on demand. Cash flows from loans from shareholder are classified as cash flows from financing activities.

On May 31, 2023, the Board of Directors of Bio Essence Corp. (the “Company”), approved a debt-to-equity conversion. The Company and Ms. Yan (the Company’s Chief Executive Officer also the Company’s major shareholder) agreed to a debt conversion whereby Ms. Yan receives 5,000,000 shares of the Company’s common stock in exchange for retirement of the $2,500,000 debt. The Board of Directors of the Company executed the Consent Resolution on June 2, 2023. On June 2, 2023, the closing price of the Company’s common stocks trading on OTC Market was $0.51 per share. The Company incurred $50,000 loss from this conversion.

11. INCOME TAXES

The Company and its subsidiaries are subject to 21% federal corporate income tax in US.

At December 31, 2024 and 2023, the Company had net operating loss (“NOL”) for income tax purposes; for federal income tax purposes, the NOL arising in tax years beginning after 2017 may only reduce 80% of a taxpayer’s taxable income, and may be carried forward indefinitely; for California income tax purposes, the entire NOL can be carried forward up to 20 years.

The Company has NOL carry-forwards for Federal and California income tax purposes of $2.35 million and $2.27 million at December 31, 2024 and 2023, respectively. No tax benefit was reported with respect to these NOL carry-forwards in the accompanying consolidated financial statements because the Company believes the realization of the Company’s net deferred tax assets for the NOL for both federal and California State of approximately $0.66 million as of December 31, 2024, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a full valuation allowance.

Components of the Company’s deferred tax assets from the company’s continuing operations as of December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023

Net deferred tax assets (liability):
Depreciation and amortization expense	$794	$794
Expected income tax benefit from NOL carry-forwards	658,441	635,598
Less: valuation allowance	(659,235)	(636,392)
Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Statements of Operations

A reconciliation of the consolidated federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes from the company’s continuing operations for the years ended December 31, 2024 and 2023 is as follows:

	2024	2023

Federal statutory income tax expense (benefit) rate	(21.00)%	(21.00)%
State statutory income tax (benefit) rate, net of effect of state income tax deductible to federal income tax	(6.98)%	(6.98)%
Permanent difference	21.08%	-%
Change in valuation allowance	6.95%	28.38%
Effective income tax rate	0.05%	0.40%

The provision for income tax expense for the continuing operations for the years ended December 31, 2024 and 2023 consisted of the following:

	2024	2023

Income tax expense – current	$800	$1,600
Income tax benefit – current	-	-
Total income tax expense	$800	$1,600

12. LEASES

Operating Leases

Effective October 1, 2018, the Company entered a 62.5 month lease for a facility including warehouse and office in the City of Irvine, California, with a security deposit of $41,841. The monthly rent is approximately $16,200 with a 3% increase each year. The lease provided an option to extend at lease maturity for another five-years, with six months prior written notice of lessee’s intention to extend the lease. The Company’s CEO is the guarantor of this lease. Lessor will have the right to proceed against guarantor following any breach or default by lessee without first proceeding against lessee and without previous notice to or demand upon either lessee or guarantor. At the commence of the lease, the Management intended to use the option to extend 3 more years in the lease term. Lately, the Management decided to let the lease expire without renew on September 30, 2023.

On May 18, 2023, the Company entered a 36-month lease for a facility including warehouse and office in the City of Irvine, California, with a security deposit of $50,000, effective on September 1, 2023. The monthly rent is approximately $47,100 with a 3% increase each year. On February 29, the Management moved out from the facilities and decided to seek early termination of this lease. The $50,000 security deposit was not returned to the Company and the negotiation of early termination is still ongoing as of the reporting date. As of December 31, 2024, the Company recorded the full impairment of ROU asset of $1.05 million and kept $1.46 million lease liabilities associated with this lease in the Company’s consolidated financial statements due to uncertainty of the negotiation result with the landlord.

The components of lease costs for continuing operations, lease term and discount rate with respect of warehouse and office lease with an initial term of more than 12 months are as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023

Operating lease cost	$452,612	$255,954
Weighted Average Remaining Lease Term - Operating leases including options to renew	-	-
Weighted Average Discount Rate - Operating leases	5%	5%

13. LOAN PAYABLES

In June 2021, BEP, the discontinued entity entered a loan agreement of $14,549 for purchasing a videojet with interest rate of 14.11% and a term of three-years. In September 2021, BEP entered another loan agreement of $39,218 for purchasing a spectrophotometer workstation with interest rate of 10.26% and a term of five-years. The Company recorded interest expense of $3,524  during the year ended December 31, 2023. The loan was disposed as a result of disposal of BEP on December 31, 2023.

14. SUBSEQUENT EVENTS

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company did not have any material subsequent event.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement (SEC File No. 333-232839) on Form S-1.

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement (SEC File No. 333-232839) on Form S-1.

3.3	Certificate of Designations of Preferences and Rights of Series A Preferred Stock of the registrant.

4.1	Form of Subscription Agreement for S-1

11.1	Auditors permission to Use Aduit Report

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bio Essence, Corporation

Dated: October 17, 2025	By:	/s/ Yin Yan
Yin Yan
Chief Executive Officer
(principal executive officer)

Dated: October 17, 2025	By:	/s/ William E. Sluss
William E. Sluss
Chief Financial Officer
(principal financial and accounting officer)

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title and Date

/s/ Yin Yan	Director Dated: October 17, 2025
Yin Yan

/s/ William E. Sluss	Director Dated: October 17, 2025
William E. Sluss

/s/ Dr. Sia Fooladian	Director Dated: October 17, 2025
Dr. Sia Fooladian

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